UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Willbros Group, Inc.
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WILLBROS GROUP, INC.
Five Post Oak Park
4400 Post Oak Parkway
Suite 1000
Houston, Texas 77027
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 23, 2011
To the Stockholders of
WILLBROS GROUP, INC.:
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Willbros Group, Inc., a Delaware corporation (the “Company”), will be held at the Junior League of Houston, 1811 Briar Oaks Lane, Houston, Texas 77027, on May 23, 2011, at 9:00 a.m., local time, for the following purposes:
1.	To elect three Class III directors for three-year terms;

2.	To conduct an advisory vote on executive compensation;

3.	To conduct an advisory vote on the frequency of holding future advisory votes on executive compensation; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.
     Stockholders of record at the close of business on April 6, 2010, the record date for the 2011 Annual Meeting, are entitled to notice of, and to vote at, the meeting. Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote over the Internet, by telephone or by completing and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

By Order of the Board of Directors,

Lori Pinder
Corporate Secretary

Houston, Texas
April 25, 2011
     Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting of Stockholders to be Held on May 23, 2011:
     Stockholders may view this proxy statement, our form of proxy and our 2010 Annual Report to Stockholders over the Internet by accessing our website at http://www.willbros.com.

SOLICITATION AND REVOCATION OF PROXIES
STOCKHOLDERS ENTITLED TO VOTE
PROPOSAL ONE
ELECTION OF DIRECTORS
PROPOSAL TWO
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
PROPOSAL THREE
ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
INDEPENDENT AUDITOR
PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
REPORT OF THE AUDIT COMMITTEE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS
CATEGORICAL STANDARDS UTILIZED BY BOARD OF DIRECTORS WHEN DETERMINING DIRECTOR INDEPENDENCE

WILLBROS GROUP, INC.
Five Post Oak Park
4400 Post Oak Parkway
Suite 1000
Houston, Texas 77027
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 23, 2011
SOLICITATION AND REVOCATION OF PROXIES
     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Willbros Group, Inc., a Delaware corporation (the “Company,” “Willbros,” “we,” “our” or “us”), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 23, 2011, or at any adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting. This proxy statement and accompanying proxy were first sent on or about April 25, 2011, to stockholders of record on April 6, 2011.
     If the accompanying proxy is properly executed and returned or a stockholder votes his or her proxy by Internet or by telephone, the shares represented by the proxy will be voted at the Annual Meeting. If a stockholder indicates in his or her proxy a choice with respect to any matter to be acted upon, that stockholder’s shares will be voted in accordance with such choice. If no choice is indicated, such shares will be voted:
•	“FOR” the election of all of the nominees for directors listed below;

•	“FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC; and

•	“FOR” the approval of an annual advisory vote on the compensation of our named executive officers.
A stockholder giving a proxy, whether by mail, Internet or telephone, may revoke it by giving written notice of revocation to the Secretary of the Company at any time before it is voted, by executing another valid proxy bearing a later date and delivering such proxy to the Secretary of the Company prior to or at the Annual Meeting, by a later-dated vote by Internet or by telephone, or by attending the Annual Meeting and voting in person.
     The expenses of this proxy solicitation, including the cost of preparing and mailing this proxy statement and accompanying proxy, will be borne by us. Such expenses will also include the charges and expenses of banks, brokerage firms and other custodians, nominees and fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of our common stock. Solicitation of proxies may be made by mail, telephone, personal interviews or by other means by the Board of Directors or our employees who will not be additionally compensated therefor, but who may be reimbursed for their out-of-pocket expenses in connection therewith. In addition, we have retained Georgeson Inc. (“Georgeson”) to aid in the solicitation of proxies. For those services, we will pay Georgeson a fee of $13,000 plus out-of-pocket disbursements and expenses.

STOCKHOLDERS ENTITLED TO VOTE
     Stockholders of record at the close of business on April 6, 2011, will be entitled to vote at the Annual Meeting. As of April 6, 2011, there were issued and outstanding 48,549,240 shares of our common stock, par value $.05 per share. Each share of common stock is entitled to one vote. There is no cumulative voting with respect to the election of directors. The presence in person or by proxy of the holders of a majority of the shares issued and outstanding at the Annual Meeting and entitled to vote will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached. Votes will be tabulated by an inspector of election appointed by our Board of Directors. With regard to the election of directors, votes may be cast for or against each nominee; abstentions do not count as votes for or against the director’s election. Abstentions on Proposal Two will have the effect of a negative vote. Abstentions on Proposal Three will have no effect on the frequency preferred by our stockholders. A broker non-vote will have no effect on the outcome of the election of directors or the other proposals.
     If you hold your shares through an account with a bank or broker, the bank or broker may vote your shares on some matters even if you do not provide voting instructions. Brokerage firms have the authority under the New York Stock Exchange Rules to vote shares on certain routine matters when their customers do not provide voting instructions. However, on other matters (including Proposals One, Two and Three) when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. Please note that the New York Stock Exchange rules have changed and an uncontested election of directors is no longer considered a routine matter. This means that brokers may not vote your shares on the election of directors if you have not given your broker specific instructions on how to vote. Please be sure to give specific voting instructions to your broker so your vote can be counted.
PROPOSAL ONE
ELECTION OF DIRECTORS
     Our Certificate of Incorporation provides that our Board of Directors (the “Board of Directors”) shall consist of not less than three nor more than twelve directors, as determined from time to time by resolution of the Board of Directors. The number of directors is currently fixed at ten. The Board of Directors is divided into three nearly equal classes. The terms of such classes are staggered so that only one class is elected at the annual meeting of stockholders each year for a three-year term. The term of the current Class III directors (Messrs. Bayer, Berry, DeKraai and Levande) will expire at the Annual Meeting. The terms of the current Class I directors (Messrs. Harl, DiPaolo and Lonergan) and Class II directors (Messrs. McNabb, Sluder and Williams) will expire at the annual meetings of stockholders to be held in 2012 and 2013, respectively.
     In accordance with the recommendation of the Nominating/Corporate Governance Committee, the Board of Directors has nominated William B. Berry, Arlo B. DeKraai and Daniel E. Lonergan for election as Class III directors. Messrs. Berry and DeKraai, who currently serve as Class III directors and whose terms expire at the Annual Meeting, are each standing for re-election as a Class III director for a term expiring at the annual meeting of stockholders in 2014 and until his successor is duly elected and qualifies, or until the earlier of his death, retirement or resignation. Michael J. Bayer, who currently serves as a Class III director and whose term expires at the Annual Meeting, is not seeking re-election as a director, as he has elected to retire from the Board of Directors as of the date of the Annual Meeting. The Board position being vacated by Mr. Bayer will remain vacant. Our Certificate of Incorporation provides that any Board vacancies may be filled by the affirmative vote of a majority of the remaining directors. The Nominating/Corporate Governance Committee and the Board of Directors have not yet identified anyone to fill the vacancy. Accordingly, the accompanying proxy solicits your vote for only three directors.

     In accordance with a Stockholder Agreement (the “Stockholder Agreement”) dated March 11, 2010, between the Company and InfrastruX Holdings, LLC (“InfrastruX”), and in connection with the acquisition of InfrastruX, effective July 1, 2010, the Company increased the size of its Board of Directors from eight to ten members and appointed the following individuals as the designees of the former owners of InfrastruX: (i) Alan B. Levande, as a Class III director for an initial term expiring at the 2011 Annual Meeting, and (ii) Daniel E. Lonergan as a Class I director for an initial term expiring at the annual meeting of stockholders in 2012. Mr. Levande is not standing for election and his term will expire at the 2011 Annual Meeting. In accordance with the recommendation of the Nominating/Corporate Governance Committee, the Board of Directors subsequently nominated Mr. Lonergan for election as a Class III director to fill the seat that will be vacated by Mr. Levande at the 2011 Annual Meeting for a term expiring at the annual meeting of stockholders in 2014 and until his successor is duly elected and qualifies, or until the earlier of his death, retirement or resignation. The Nominating/Corporate Governance Committee further recommended that the Board of Directors appoint Michael C. Lebens to fill the vacancy in Class I that is expected to be created by Mr. Lonergan’s resignation as a Class I director and his election as a Class III director. The Board of Directors has agreed to appoint Mr. Lebens as a Class I director following the 2011 Annual Meeting and for an initial term expiring at the annual meeting of stockholders in 2012. For a more complete discussion of the Stockholder Agreement, see “Certain Relationships and Related Transactions — Stockholder Agreement” below.
     The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Berry, DeKraai and Lonergan. Should any nominee named herein become unable for any reason to stand for election as a director, it is intended that the persons named in such proxy will vote for the election of such other person or persons as the Nominating/Corporate Governance Committee may recommend and the Board of Directors may propose to replace such nominee. We know of no reason why any of the nominees will be unavailable or unable to serve.
     Our Bylaws require that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee in order to elect that nominee in an uncontested election. All of our director nominees are currently serving on the Board of Directors. If a director nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board of Directors as a “holdover director.” Under our Corporate Governance Guidelines, the Board of Directors expects a director nominee up for re-election to tender his or her resignation if he or she fails to receive the required number of votes for re-election. In addition, the Nominating/Corporate Governance Committee will nominate for election or re-election as director only candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as director, irrevocable resignations that will be effective upon (i) the failure of an incumbent director to receive the required vote at the next annual meeting at which he or she faces re-election and (ii) Board of Directors’ acceptance of such resignation. Our Nominating/Corporate Governance Committee would make a recommendation to the Board of Directors about whether to accept or reject the resignation of an incumbent director that failed to receive the required vote for re-election, or whether to take other action. The Board of Directors would act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it.
     The following information, including principal occupation or employment for the past five or more years and a summary of each individual’s experience, qualifications, attributes or skills that have led to the conclusion that each individual should serve as a director in light of our current business and structure, is furnished with respect to each nominee and each of the continuing members of the Board of Directors.
     Each of our directors possesses a combination of attributes that qualifies him for service on the Board of Directors. The directors were specifically recruited for these attributes, which include domestic and international business experience specifically related to the industries in which we operate, knowledge based on specialized education or training such as engineering, accounting and finance, and senior executive management experience that demonstrates leadership qualities and a practical understanding of organizations, processes, business strategies, risk management and how to drive change and growth.

We believe that the qualifications, skills and experiences of the directors, individually and collectively, have resulted in the Board of Directors being effective.
     The Board of Directors recommends a vote “FOR” each of the following nominees for directors.
Nominees for Directors (Class III Directors with Terms Expiring May 2014)
     William B. Berry, age 58, was elected to the Board of Directors in February 2008. Mr. Berry served as Executive Vice President, Exploration and Production, of ConocoPhillips, a major international integrated energy company, from 2003 until his retirement in December 2007. He has over 30 years of experience with ConocoPhillips and Phillips Petroleum Company, which became a part of ConocoPhillips in August 2002. While with these companies, he served at various times in other executive positions including President, Asia Pacific; Senior Vice President of Exploration and Production, Eurasia-Middle East; Vice President of Exploration and Production, Eurasia; Vice President of International Exploration and Production, New Ventures; Country Manager for International Exploration and Production in China; Manager, Corporate Planning; and Operations Manager responsible for exploration and production and gas gathering and processing for Phillips’ Permian Basin operations. He served these companies in various locations including London, England; Abidjan, Ivory Coast; Stavanger, Norway; Shekou and Beijing, China; and Singapore. Mr. Berry was recognized by the government of China as one of the 31 outstanding foreign experts in 1996. He currently serves on the board of directors of Nexen Inc.
     Mr. Berry’s extensive engineering background and his three decades of operational experience as a senior executive with a fully integrated multinational energy company, including service in several regions of the globe which are of interest to the Company, enable him to provide a significant contribution to our Board of Directors. His extensive industry experience also contributes valuable insight into all areas of the day-to-day operation of our businesses. He has the necessary experience with respect to executive compensation matters to serve as Chairman of the Compensation Committee of the Board of Directors.
     Arlo B. DeKraai, age 63, was elected to the Board of Directors in November 2007. Mr. DeKraai joined Willbros in November 2007 in conjunction with the acquisition of the Company’s downstream business segment (“InServ”) and served as President of that segment and Executive Vice President of Willbros Group, Inc. until his retirement in February 2010. Prior to the acquisition, he was Chairman, President and Chief Executive Officer of InServ, a downstream construction, turnaround, maintenance and turnkey projects company he founded in 1994 as Cust-O-Fab Service Co. Mr. DeKraai has over 40 years experience working in the downstream oil and gas construction, turnaround and maintenance industries. He began his career working for Texaco Inc. in its refining operations. He entered the construction and turnaround business in various capacities and ultimately was the founder and President of Midwest Industrial Contractors in 1983, a provider of construction and maintenance services for the refinery and petrochemical sector. Mr. DeKraai was named Distinguished Engineer of South Dakota State University (“SDSU”) in 2005, and serves on the Board of Governors of The Enterprise Institute, an affiliate of SDSU.
     Mr. DeKraai’s several decades of experience with respect to the downstream construction, turnaround and maintenance industries, and his exceptional background in engineering and as the founder of InServ, allow him to provide significant input to our Board of Directors with respect to all matters affecting our Downstream Oil and Gas segment.
     Daniel E. Lonergan, age 54, was appointed to the Board of Directors in July 2010, subsequent to the closing of the acquisition of InfrastruX. Mr. Lonergan is a Senior Managing Director and founding member of Tenaska Capital Management and has more than 25 years of experience in the energy and power industries in strategic planning, mergers, acquisitions, business development, finance, financial reporting and administration. Tenaska Capital Management manages two power and energy-focused private equity funds which have approximately $4 billion in assets under management.

     Mr. Lonergan joined Tenaska in 1997 as Vice President of Tenaska’s finance division. Prior to joining Tenaska, Mr. Lonergan held a variety of executive positions in the energy sector, including Vice President of Finance for the non-regulated businesses of MidAmerican Energy Company, where he was responsible for all finance, accounting, planning and administrative functions; and a variety of other financial management positions with Iowa-Illinois Gas and Electric. Mr. Lonergan received a B.A. in Political Science and an M.B.A. from the University of Iowa.
     Mr. Lonergan’s extensive knowledge of the energy and power industry provides a considerable contribution to our Board of Directors. His experience in mergers and acquisitions, finance and business development also enable him to make significant contributions with respect to strategic and operational planning.
     One Board position in Class III will be vacant.
Directors Continuing in Office
Class I
(Term Expires May 2012)
     Robert R. Harl, age 60, was elected to the Board of Directors and President and Chief Operating Officer of the Company in January 2006, and as Chief Executive Officer in January 2007. Mr. Harl has over 30 years experience working with Kellogg Brown & Root (“KBR”), a global engineering, construction and services company, and its subsidiaries in a variety of officer capacities, serving as President of several of the KBR business units. Mr. Harl’s experience includes executive management responsibilities for units serving both upstream and downstream oil and gas sectors as well as power, government and infrastructure sectors. He was President and Chief Executive Officer of KBR from March 2001 until July 2004 when he was appointed Chairman, a position he held until January 2005. KBR filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in December 2003 in order to discharge certain asbestos and silica personal injury claims. The order confirming KBR’s plan of reorganization became final in December 2004, and the plan of reorganization became effective in January 2005. Mr. Harl was engaged as a consultant to the Company from August 2005 until he became an executive officer and director of the Company in January 2006. In October 2010, Mr. Harl relinquished the role of Chief Operating Officer prior to another officer’s promotion to Chief Operating Officer.
     As the current President and CEO of the Company, Mr. Harl provides a management representative on the Board of Directors with extensive knowledge of our day-to-day operations. As a result, he can facilitate the Board of Directors’ access to timely and relevant information and its oversight of management’s strategy, planning and performance. In addition, Mr. Harl brings to the Board of Directors considerable management and leadership experience, and extensive knowledge of the international energy industry and our business, especially as it relates to engineering, procurement and construction.
     Edward J. DiPaolo, age 58, was elected to the Board of Directors in May 2009. Mr. DiPaolo is an Energy Partner for Growth Capital Partners, L.P, an investment and merchant banking firm, and has served in that capacity since 2003. From 1976 to 2002, Mr. DiPaolo was with Halliburton Company, most recently as Group Senior Vice President of Global Business Development. Previously, he was the North American Regional Vice President and Far East Regional Vice President within Halliburton. In this role, Mr. DiPaolo was responsible for overall operations of Halliburton Energy Services’ North American and Far East operations. He currently serves on the board of directors of the following SEC reporting companies: Evolution Petroleum Corporation and Edgen Murray Corporation, as well as several private company boards, including Bourland & Leverich Holdings LLC. Mr. DiPaolo also serves as chairman and chief executive officer of Inwell Inc., a drilling services company specializing in directional and horizontal drilling. He has also served on the boards of Superior Well Services, Inc., Boots & Coots, Inc. (where he also served as interim Chairman of the Board) and Innercor Subsurface Technologies. Mr. DiPaolo received his undergraduate degree in Agricultural Engineering from West Virginia University in 1976 and serves on the Advisory Board for the West Virginia University College of Engineering.

     Mr. DiPaolo’s engineering background, along with his extensive international experience, knowledge of our customer base, and service on numerous public company boards, enable him to provide a significant contribution to matters relating to our domestic and international operations and board governance. His executive leadership and industry experience provide in-depth business, financial and strategic knowledge that strengthens our Board of Directors.
     Upon his election as a Class III director, Mr. Lonergan will resign as a Class I director and the Board of Directors has agreed to appoint Michael C. Lebens, age 59, to fill the vacancy in Class I and to serve until the 2012 annual meeting of stockholders. Mr. Lebens is President and Chief Executive Officer of the Engineering and Operations Group of Tenaska, Inc., an independent energy company. Mr. Lebens has oversight responsibility for engineering, construction, operations and asset management for a portfolio of approximately 6,700 megawatts of power generating assets. He joined Tenaska in 1987 as project manager for a power plant being constructed in Texas. Since 1990, Mr. Lebens has directed project management and operations for all of Tenaska’s power generating projects.
     Mr. Lebens has more than 35 years of management experience in the energy industry, including the development, design and construction of major power generation facilities and other energy related projects.
     Before joining Tenaska, Mr. Lebens held positions with InterNorth, Inc., Gibbs and Hill, and Burns and McDonnell. Mr. Lebens earned his B.S. and M.S. degrees in Mechanical Engineering from the University of Nebraska.
     Mr. Lebens’ extensive knowledge of the energy and power industry will provide considerable insight to our Board of Directors with respect to our Utility Transmission and Distribution segment. His strong engineering background will also allow him to contribute significantly to our Board of Directors on matters relating to our engineering operations.
Class II
(Term Expires May 2013)
     John T. McNabb, II, age 66, has served as non-executive Chairman of the Board since September 2007. He was elected to the Board of Directors in August 2006. Mr. McNabb is founder and Chairman of the Board of Directors of Growth Capital Partners, L.P., an investment and merchant banking firm that has provided financial advisory services to middle market companies throughout the United States since 1992. He has served as a Principal of Southwest Mezzanine Investments, the investment affiliate of Growth Capital Partners, L.P. since 2001. Previously, he was a Managing Director of Bankers Trust New York Corporation and a Board member of BT Southwest, Inc., the southwest U.S. merchant banking affiliate of Bankers Trust, from 1989 to 1992. Mr. McNabb started his career, after serving in the U.S. Air Force during the Vietnam conflict, with Mobil Oil in its exploration and production division. He has served on the boards of seven public companies, including Hiland Partners, LP, Warrior Energy Services Corporation, Hugoton Energy Corporation and Vintage Petroleum, Inc. and currently serves on the board of Continental Resources, Inc. Mr. McNabb earned both his undergraduate degree and MBA from Duke University.
     Mr. McNabb’s service as a partner in two independent exploration and production companies and a shareholder in a company specializing in directional drilling, and his extensive experience leading management teams and serving as a financial advisor to energy industry companies enables him to chair our Board of Directors with respect to industry matters. His background in finance also provides the necessary expertise to serve on the Audit Committee of the Board of Directors and to be considered one of our audit committee financial experts. Mr. McNabb’s significant prior and current service on the boards of numerous public and private companies ideally suit him in petroleum industry, finance, corporate governance and oversight matters to serve as Chairman of the Board.
     Robert L. Sluder, age 61, was elected to the Board of Directors in May 2007. Mr. Sluder was President of Kern River Gas Transmission Company, a unit of MidAmerican Energy/Berkshire Hathaway,

from February 2002 to December 2005, when he retired. Kern River is the owner and operator of a 1,700-mile interstate natural gas pipeline between southwestern Wyoming and southern California. In addition, he served as President of Alaska Gas Transmission Company, formed in 2003 to facilitate the delivery of North Slope reserves to Canadian and U.S. markets. He was Senior Vice President and General Manager of The Williams Companies in Salt Lake City from December 2001 to February 2002 and Vice President of Williams Operations from January 1996 to December 2001. Mr. Sluder served as Senior Vice President and General Manager of Kern River from 1995 to 1996 and as Director, Operations for Kern River from 1991 to 1995. Prior to that time, he held a variety of engineering and construction supervisory positions with various companies.
     Mr. Sluder brings to our Board of Directors an extensive engineering background and a wealth of operational and managerial experience with respect to one of our core businesses, the construction and maintenance of large diameter pipelines. His decades of senior management level experience in the oil and gas industry provides in-depth business and strategic knowledge and insight that strengthens our Board of Directors’ collective qualifications, skills and experience.
     S. Miller Williams, age 59, was elected to the Board of Directors in May 2004. In April 2011, he became Chief Operating Officer and Chief Financial Officer of Cable & Wireless Holdings Bermuda, Ltd, a telecommunications services company based in Bermuda. Since August 2009, he has been Executive Vice President — Finance and Administration of Soltherm Energy LLC, a renewable energy investment company. He has been Managing Director of Willvest, LLC, an investment and corporate development advisory firm, since 2004. He was Executive Vice President of Strategic Development of Vartec Telecom, Inc., an international consumer telecommunications services company, from August 2002 until May 2004, and was appointed Chief Financial Officer of Vartec in November 2003. From 2000 to August 2003, Mr. Williams was Executive Chairman of the Board of PowerTel, Inc., a public company that provided telecommunications services in Australia. From 1991 to 2002, he served in various executive positions with Williams Communications Group, a subsidiary of The Williams Companies that provided global network and broadband media services, where his last position was Senior Vice President — Corporate Development, General Manager — International and Chairman of WCG Ventures, the company’s venture capital fund. He is a former director of eLEC Communications Corp.
     Mr. Williams’ prior service in corporate development positions and as executive chairman of a public company and a member of the boards of directors of businesses in the telecommunications industry, enables him to contribute significantly to our Board of Directors with respect to strategic planning, acquisitions and various oversight matters, including enterprise risk management. His experience in accounting and finance positions, including prior service as a chief financial officer of a company with approximately $1.0 billion in revenues, provides the necessary financial reporting and accounting expertise to serve as Chairman of the Audit Committee of the Board of Directors.
Corporate Governance
     The Board of Directors and corporate management utilize their best individual efforts to adopt and implement best practices of corporate governance that are appropriate for Willbros under the circumstances. Each believes strongly that effective corporate governance practices underpin our efforts to focus the entire organization on generating long-term stockholder value through conscientious and ethical actions. The directors have a wide range of business and industry experience, which provides insightful perspective on significant matters and an understanding of the challenges we face. Each director brings specific qualifications and expertise to help promote our strategic interests and add stockholder value. Our commitment to sound, independent oversight is demonstrated by the composition of the Board of Directors, which has been comprised of a majority of independent directors since our initial public offering in 1996. In 2007, the Board of Directors determined that it was good corporate governance practice to appoint an independent director to serve as Chairman of the Board. In September 2007, Mr. McNabb, an independent director, was named to such position.
     The Board of Directors has Corporate Governance Guidelines, a Code of Business Conduct and Ethics for directors, officers and employees, and an additional separate Code of Ethics for the Chief

Executive Officer and Senior Financial Officers (“Codes”). The Corporate Governance Guidelines and Codes are available on our website at http://www.willbros.com under the “Governance” caption on the “Investors” page.
     We are committed and dedicated to employing sound, ethical business practices, complying with the law in all areas of the world in which we work, and demanding the highest standards of integrity from our employees. There is common agreement that effective corporate governance requires the checks and balances provided by a proactive Board of Directors and corporate management actively engaged with others in the organization.
     Director Independence. The Board of Directors has affirmatively determined that each of Messrs. Bayer, Berry, DiPaolo, Levande, Lonergan, McNabb, Sluder and Williams, current directors of the Company, are “independent” under the current director independence standards of the New York Stock Exchange. Mr. Lebens, who will be appointed to fill the vacancy created by Mr. Lonergan’s election as a Class III director, has also been determined by the Board of Directors to be “independent” under the independence standards of the New York Stock Exchange. In reaching its conclusion, the Board of Directors determined that each of those individuals met the “bright line” independence standards of the New York Stock Exchange and has no other material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). In making the determination of independence, the Board of Directors not only used the “bright line” independence standards of the New York Stock Exchange, but also considered the standard that no relationships exist between Messrs. Bayer, Berry, DiPaolo, McNabb, Sluder and Williams, on the one hand, and the Company on the other, that are required to be reported under the caption “Certain Relationships and Related Transactions” in this proxy statement pursuant to the rules and regulations of the Securities and Exchange Commission. These standards are set forth on Exhibit A to this proxy statement. Mr. Harl is not considered to be independent because of his current employment as a senior executive officer of the Company. Mr. DeKraai is not considered to be independent because of his former employment as a senior executive officer of the Company.
     In reviewing the independence of Messrs. Levande, Lonergan and Lebens in light of the transactions discussed below under the caption “Certain Relationships and Related Transactions — Transactions with Related Persons,” the Board of Directors considered whether their indirect relationship with the Company as officers of a group of affiliated companies that do business with Willbros would impair their independence. The Board of Directors, with Messrs. Levande and Lonergan abstaining, affirmatively determined that Messrs Levande, Lonergan and Lebens are independent notwithstanding such relationship for several reasons, including the following:
•	As officers of a company for which we are performing engineering and construction services, Messrs. Levande, Lonergan and Lebens do not stand to benefit personally from the relationship.

•	The transactions, which are undertaken in the ordinary course of business, are all the product of arms length negotiations and are conducted on terms that are no less favorable than those that would be included in a transaction with an unrelated third party.

•	The dollar amount of the transactions is immaterial both as to us and as to the consolidated group of companies with whom Messrs. Levande, Lonergan and Lebens are affiliated.

•	The transactions will not impair the judgment of Messrs. Levande, Lonergan and Lebens to act in the best interests of Willbros.
     Board Meetings and Attendance. The Board held seven meetings during the year ended December 31, 2010. During that year, each of our directors attended at least 75 percent of the aggregate number of Board meetings and meetings held by all committees on which he then served. In addition, the Board of Directors took action nine times during 2010 by unanimous written consent.

     Director Attendance at Annual Meeting of Stockholders. Each director is encouraged to participate in our annual meetings of stockholders. All of our directors who were serving as directors at that time attended the 2010 annual meeting.
     Board Leadership Structure and Role in Risk Oversight. The Board of Directors has no policy mandating the separation of the offices of Chairman of the Board and Chief Executive Officer. Until September 2007, we operated under the traditional U.S. board leadership structure with our Chief Executive Officer also serving as Chairman of the Board. In light of certain investigations of former Willbros executives, the Board of Directors determined that an independent leader with the ability to evaluate whether management is acting strictly in the best interest of the Company would better serve our stockholders, and protect stockholders from future management actions that could harm stockholders.
     As the oversight responsibilities of directors continue to increase, we believe it is beneficial to have an independent chairman whose sole job for the Company is leading the board. We believe the separation of the Chairman and Chief Executive Officer roles provides strong leadership for our board, while positioning our Chief Executive Officer as the leader of the Company in the eyes of our customers, employees and other stakeholders. The Chairman of the Board is responsible for:
•	providing leadership to the Board of Directors and facilitating communication among the directors;

•	setting the board meeting agendas in consultation with the Chief Executive Officer;

•	presiding at board meetings, executive sessions and stockholder meetings; and

•	facilitating the flow of information between management and the directors on a regular basis.
     If, in the future, the Chief Executive Officer is serving as Chairman of the Board, then the Board of Directors will name a lead director who would, among other specified responsibilities, serve as the leader of the independent directors and facilitate communication between the Chairman/CEO and the other directors.
     Our Board of Directors has eight independent members and only two non-independent members. A number of our independent board members are currently serving or have served as members of senior management or as directors of other public companies. Our Audit, Compensation and Nominating/Corporate Governance Committees are comprised solely of independent directors, each with a different independent director serving as chairman of the committee. We believe that the number of independent, experienced directors that make up our Board of Directors, along with the independent oversight of the board by the non-executive Chairman, benefits our Company and our stockholders.
     The Audit Committee and Executive Committee are jointly responsible for overseeing the Company’s risk management processes on behalf of the Board of Directors. These committees receive reports from management at least quarterly regarding the Company’s assessment of risks. In addition, the Audit and Executive Committees and the full Board of Directors focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the Board of Director’s appetite for risk. While the Board of Directors oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our board leadership structure supports this approach.
     Board Committees. The Board of Directors has a standing Executive Committee, Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. Each of the current members of each of the committees, other than the Executive Committee, qualifies as an “independent” director under the current listing standards of the New York Stock Exchange.

     The table shows the current membership of the Committees and identifies our independent directors:

						Nominating/	Independent
Name	Executive	Audit		Compensation		Governance	Directors

Michael J. Bayer		X				X *	X
William B. Berry				X	*	X	X
Arlo B. DeKraai
Edward J. DiPaolo				X		X	X
Robert R. Harl	X
Alan B. Levande				X			X
Daniel E. Lonergan		X				X	X
John T. McNabb, II	X	X					X
Robert L. Sluder		X		X			X
S. Miller Williams	X	X	*				X

*	Denotes Committee Chairman.
     Executive Committee. The Executive Committee is authorized to act for the Board of Directors in the management of our business and affairs, except for those matters which are expressly delegated to another committee of the Board of Directors, and except with respect to a limited number of matters which are reserved for the full Board, including:
•	changing the size of the Board of Directors;

•	filling vacancies on the Board of Directors;

•	amending our Bylaws;

•	disposing of all or substantially all of our assets; and

•	recommending to our stockholders an amendment to our Certificate of Incorporation or a merger or consolidation involving the Company.
The Executive Committee held five meetings and took action once by unanimous consent during 2010.
     Audit Committee. The Board of Directors has determined that it has two audit committee financial experts serving on the Audit Committee, Messrs. Williams and McNabb. The Audit Committee has a written charter, which is available on our website at http://www.willbros.com under the “Governance” caption on the “Investors” page. We have in place and circulated a “whistleblower policy” entitled, “Procedure of the Audit Committee on Reporting and Investigating Complaints with Regard to Possible Accounting Irregularities.” The Audit Committee appoints the independent registered public accounting firm that will serve each year as independent auditor of our financial statements and perform services related to the completion of such audit. The Audit Committee also has the responsibility to:
•	review the scope and results of the audit with the independent auditor;

•	review with management and the independent auditor our interim and year-end financial condition and results of operations;

•	consider the adequacy of our internal accounting, bookkeeping, and other control procedures; and

•	review and pre-approve any non-audit services and special engagements to be performed by the independent auditor and consider the effect of such performance on the auditor’s independence.

The Audit Committee also generally reviews and approves the terms of material transactions and arrangements, if any, between us and our directors, officers and affiliates. The Audit Committee held nine meetings during 2010.
     Compensation Committee. The Compensation Committee has a written charter, which is available on our website at http://www.willbros.com under the “Governance” caption on the “Investors” page. The Compensation Committee reviews and takes action for and on behalf of the Board of Directors with respect to compensation, bonus, incentive and benefit provisions for our officers, and administers the Willbros Group, Inc. 1996 Stock Plan (the “1996 Stock Plan”) and the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan (the “2010 Stock Plan”). In addition, the Compensation Committee recommends the form and amount of non-employee director compensation to the Board of Directors, and the Board of Directors makes the final determination. The Compensation Committee has authority under its charter to obtain advice and seek assistance from compensation consultants and from internal and outside legal, accounting and other advisors.
     The Compensation Committee has discretion under its charter to form and delegate some or all of its authority to subcommittees composed entirely of independent directors. During 2010, the Compensation Committee did not form or utilize a subcommittee and it has no current plans to do so.
     More information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our Chief Executive Officer and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis below.
     The Compensation Committee meets at such times as may be deemed necessary by the Board of Directors or the Compensation Committee. The Compensation Committee held six meetings during 2010. In addition, the Compensation Committee took action nine times during 2010 by unanimous written consent.
     Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee has a written charter, which is available on our website at http://www.willbros.com under the “Governance” caption on the “Investors” page. The Nominating/Corporate Governance Committee also has put in place, with the approval of the Board of Directors, Corporate Governance Guidelines. The Nominating/Corporate Governance Committee is responsible for recommending candidates to fill vacancies on the Board of Directors as such vacancies occur, as well as the slate of nominees for election as directors by stockholders at each annual meeting of stockholders. The Nominating/Corporate Governance Committee has the authority under its charter to retain a professional search firm to identify candidates. It is also responsible for developing and recommending to the Board of Directors the Corporate Governance Guidelines applicable to the Company. Additionally, the Nominating/Corporate Governance Committee makes recommendations to the Board of Directors regarding changes in the size of the Board of Directors and recommends nominees for each committee. The Nominating/Corporate Governance Committee held four meetings during 2010.
     Consideration of Director Nominees. The Nominating/Corporate Governance Committee will consider director candidates submitted to it by other directors, employees and stockholders. In evaluating such candidates, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors, and to address the director qualifications discussed below. Any stockholder recommendations of candidates proposed for consideration by the Nominating/Corporate Governance Committee should include the nominee’s name and qualifications for director and should be addressed to: Corporate Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. In addition, as described below, our Bylaws permit stockholders to nominate directors for consideration at a meeting of stockholders.
     The Nominating/Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director. Candidates may come to the attention of the Committee through current directors, professional search firms, stockholders or other persons.
     Once a prospective nominee has been identified, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination focuses on the information provided to the Committee with the recommendation of the prospective candidate and the Committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. If the Committee determines, after consultation with the Chairman of the Board of Directors and other directors as appropriate, that additional consideration is warranted, it may request a professional search firm to gather additional information about the candidate. The Committee then evaluates the candidate against the qualifications considered by the Committee for director candidates, which include:
•	an attained position of leadership in the candidate’s field of endeavor;

•	business and/or financial expertise;

•	demonstrated exercise of sound business judgment;

•	expertise relevant to our lines of business;

•	diversity of the candidate;

•	corporate governance experience; and

•	the ability to serve the interests of all stockholders.
The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee.
     Our Board of Directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Although the Committee may also consider other aspects of diversity, including race, gender and national origin, these factors are not a prerequisite for any prospective nominee. Consequently, while the Committee evaluates the mix of experience and skills of the Board of Directors as a group, the Committee does not monitor the effectiveness of its policies with respect to diversity of race, gender or national origin.
     The Committee also assesses each candidate’s qualifications as an “independent director” under the current director independence standards of the New York Stock Exchange. The candidate must be able to devote the time, energy and attention as may be necessary to properly discharge his or her responsibilities as a director. As part of this evaluation, one or more members of the Committee, and others as appropriate, will interview the candidate. After completing this evaluation, the Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation of the Committee.
     Our Bylaws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. To nominate a director, stockholders must follow the procedures specified in our Bylaws. Stockholders must submit the candidate’s name and qualifications in writing to our Secretary at the following address: Corporate Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. Any such submission must, among other things, be accompanied by, as to each person whom the stockholder proposes to nominate for election or re-election as a director: (1) all information relating to such person as would be required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, (2) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (3) a statement from such person that such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board of Directors. Additionally, any such submission generally must be submitted not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. For further information, see “Other Matters — Proposals of Stockholders” in this proxy statement and Section 2.10 of our Bylaws. Stockholders may contact our Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
     Executive Sessions. Executive sessions of the non-management directors are held periodically. The sessions are chaired by the independent, non-executive Chairman of the Board. Any non-management director may request that an additional executive session be scheduled. Executive sessions of the independent directors only are held at least once each year.
     Communications with the Board of Directors. The Board of Directors provides a process by which stockholders and other interested parties may communicate with the Board, the non-management or independent directors as a group or any of the directors. Stockholders and other interested parties may send written communications to the Board of Directors, the non-management or independent directors as a group or any of the directors at the following address: Corporate Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. All communications will be compiled by the Company’s Corporate Secretary and submitted to the Board of Directors, the non-management or independent directors or the individual director.

PROPOSAL TWO
ADVISORY VOTE TO APPROVE
NAMED EXECUTIVE OFFICER COMPENSATION
     Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are seeking an advisory vote from our stockholders to approve our named executive officer compensation, as set forth below.
     We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.
     As discussed below under the heading “Compensation Discussion and Analysis,” our executive compensation and benefit programs are designed to attract, motivate and retain a talented management team and to appropriately reward individual contributions to the achievement of our strategic goals. The Board of Directors believes this approach establishes a solid alignment of our executives’ and stockholders’ interests.
     Our 2010 financial performance was influenced by an extremely challenging market and weak industry conditions. In light of these continuing challenges, we have put in place a number of responsible and stockholder-focused compensation policies, programs and practices, including the following:
•	We elected to pay no short-term cash bonus awards to the named executive officers under our Management Incentive Compensation Program with respect to 2009 and 2010.

•	We negotiated a new employment agreement with our President and Chief Executive Officer (“CEO”), Robert R. Harl, in which we greatly increased the portion of his compensation that will be determined by both personal and corporate performance goals.

•	We eliminated the tax gross-up feature and added a “cut back” provision to Mr. Harl’s new employment agreement which provides that, if the payments and benefits otherwise required under the employment agreement would constitute a “parachute payment” under the U.S. Internal Revenue Code, then the payments and benefits will be reduced so that no portion of the amounts received by Mr. Harl will be subject to the excise tax imposed under Section 4999 of the U.S. Internal Revenue Code.

•	We added a similar cut back provision to the new Willbros Group, Inc. 2010 Management Severance Plan, which was adopted in October 2010 and provides severance benefits to all of our executive officers other than Mr. Harl and our Senior Vice President and Chief Financial Officer, Van A. Welch.

•	We initiated a process that culminated with the addition of performance-based conditions to some of our 2011 long-term incentive awards, the vesting of which were previously exclusively time-based.

•	We implemented stock ownership guidelines for our executive officers and directors.

•	We added clawback language to our management incentive compensation program and our long-term incentive award agreements that will allow us to enforce a clawback policy which we intend to adopt after the SEC approves final rules implementing the clawback provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

     Approval of this advisory vote requires the affirmative vote of the majority of shares present in person or by proxy at the Annual Meeting and entitled to vote for the adoption of this proposal. The Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.
     The Board of Directors welcomes our stockholders’ views on this subject, and will carefully consider the outcome of this vote consistent with the best interests of all stockholders. As an advisory vote, however, the outcome is not binding on us or the Board.

PROPOSAL THREE
ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE
ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
     Pursuant to Section 14A of the Exchange Act, we are seeking an advisory vote from our stockholders on whether future advisory votes on executive compensation of the nature reflected in Proposal Two above should occur every year, every two years or every three years.
     After careful consideration and dialogue with our stockholders, the Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for our company at this time. The Board recommends that stockholders vote for future advisory votes on executive compensation to occur every year.
     While our executive compensation programs are designed to promote a long-term connection between pay and performance, the Board of Directors recognizes that executive compensation disclosures are made annually. Given that the “say-on-pay” advisory vote provisions are new, holding an annual advisory vote on executive compensation provides us with more direct and immediate feedback on our compensation disclosures. However, stockholders should note that the advisory vote on executive compensation occurs well after the beginning of the compensation year. In addition, the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another. Therefore, in many cases, it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.
     We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.
     This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the board. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board of Director’s recommendation.
     The option of one year, two years or three years that receives the greatest number of affirmative votes will be considered to be the preferred option of stockholders. The Board of Directors recommends that you vote to conduct future advisory votes on executive compensation every year.
     The Board of Directors welcomes our stockholders’ views on this subject, and will carefully consider the outcome of this vote consistent with the best interests of all stockholders. As an advisory vote, however, the outcome is not binding on us or the Board.

INDEPENDENT AUDITOR
     Grant Thornton LLP has been the independent registered public accounting firm (“independent auditor”) of Willbros since May 2007. Historically, although not required, a proposal has been presented at the annual meeting of stockholders asking the stockholders to ratify the appointment of the independent auditor. However, such a proposal will not be presented at the Annual Meeting because the Audit Committee has not yet selected an independent auditor for 2011. The Audit Committee has recently requested management of the Company to solicit bids for audit services for 2011 from several independent auditors, including the Company’s existing auditor, Grant Thornton LLP. Accordingly, under the circumstances, the Board of Directors is not in a position to recommend to the stockholders an independent auditor for 2011.
     A representative of Grant Thornton will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
Fees of Independent Registered Public Accounting Firm
     The following table sets forth the fees we incurred for services provided by our independent auditor, Grant Thornton LLP, for 2010 and 2009:

	2010	2009
Audit fees	$1,987,958	$1,696,692
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total	$1,987,958	$1,696,692

     Audit fees relate to professional services rendered in connection with the audit of our annual consolidated financial statements and for reviews of our interim consolidated financial statements included on Form 10-Q, work related to the evaluation of the effectiveness of the Company’s internal control over financial reporting, work in connection with other statutory and regulatory filings, as well as out-of-pocket expenses incurred in the performance of audit services.
Audit Committee Pre-Approval Policy
     It is the policy of the Audit Committee to pre-approve audit, audit-related, tax and all other services specifically described by the Audit Committee on a periodic basis up to a specified dollar amount. All other permitted services, as well as proposed services exceeding such specified dollar amount, are separately pre-approved by the Audit Committee.

PRINCIPAL STOCKHOLDERS AND
SECURITY OWNERSHIP OF MANAGEMENT
     The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2011, by
•	each person who is known by us to own beneficially more than five percent of the outstanding shares of common stock,

•	each of our directors and nominees for director,

•	each of our executive officers named in the Summary Compensation Table below, and

•	all of our executive officers and directors as a group.
Except as otherwise indicated, we believe that the beneficial owners of the common stock listed in the table, based on information furnished by such owners, have sole investment and voting power with respect to such shares.

	Shares
	Beneficially		Percentage
Name of Owner or Identity of Group	Owned(1)		of Class(1)
InfrastruX Holdings, LLC	7,919,576	(2)	16.3
Wells Fargo & Company	4,335,015	(3)	8.9
Tontine Overseas Associates, L.L.C	4,118,949	(4)	8.5
Atlas Master Fund, Ltd.	2,463,491	(5)	5.1
Robert R. Harl	575,939	(6)	1.2
Arlo B. DeKraai	472,998	(7)	*
Van A. Welch	221,125	(8)	*
Jerritt M. Coward	102,614	(9)	*
James L. Gibson	91,315		*
Richard E. Cellon	41,667		*
John T. McNabb, II	55,936		*
Michael J. Bayer	20,508		*
Robert L. Sluder	15,388		*
William B. Berry	13,271		*
Edward J. DiPaolo	7,227		*
S. Miller Williams	5,000	(10)	*
Alan B. Levande	0	(11)	*
Daniel E. Lonergan	0	(12)	*
Michael C. Lebens	0	(13)	*
All executive officers and directors as a group (16 people)	1,546,311	(14)	3.2

*	Less than 1 percent

(1)	Shares beneficially owned include restricted stock held by our executive officers and directors over which they have voting power but not investment power. Shares of common stock which were not outstanding, but which could be acquired by a person upon exercise of an option within 60 days of March 31, 2011, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(2)	Information is as of July 1, 2010, and is based on the Schedule 13D dated July 12, 2010, which was filed by and on behalf of each of InfrastruX Holdings, LLC, TPF Power, Inc., TPF InfrastruX Holdings, LLC, Tenaska Power Fund, L.P., Tenaska PF G, LLC and Tenaska PF, Inc. The address of InfrastruX Holdings, LLC is c/o Tenaska Capital Management, LLC, 1044 North 115th Street, Suite 400, Omaha, Nebraska 68154. InfrastruX Holdings, LLC is majority owned by TPF InfrastruX Holdings, LLC, a limited liability company organized under the laws of the State of Delaware, that is wholly-owned by Tenaska Power Fund, L.P. and is managed by TPF Power, Inc. Tenaska Power Fund, L.P., through one or more of its affiliates, may be deemed to control TPF

Power, Inc. Tenaska PF G, LLC is the general partner of Tenaska Power Fund, L.P. Tenaska PF G, LLC is managed by Tenaska PF, Inc. As a result, Tenaska Power Fund, L.P. and Tenaska PF, Inc. may be deemed to hold voting and disposition power with respect to all of the shares held by InfrastruX Holdings, LLC. Tenaska PF, Inc. is managed by a four-person board of directors, and all board action requires approval of a majority of the board. The address of Tenaska Power Fund, L.P. is c/o Tenaska Capital Management, LLC, 1044 North 115th Street, Suite 400, Omaha, Nebraska 68154. The address of Tenaska PF, Inc. is c/o Tenaska Capital Management, LLC, 1044 North 115th Street, Suite 400, Omaha, Nebraska 68154. Tenaska Power Fund, L.P. and its affiliates own on a fully-diluted basis approximately 93.5% of the interests of InfrastruX Holdings, LLC. Tenaska Capital Management, LLC, an affiliate of Tenaska Power Fund, L.P., provides portfolio management and administrative services to Tenaska Power Fund, L.P. Of the shares owned each of InfrastruX Holdings, LLC, TPF Power, Inc., TPF InfrastruX Holdings, LLC, Tenaska Power Fund, L.P., Tenaska PF G, LLC and Tenaska PF, Inc. has shared voting power and shared dispositive power over 7,919,576 shares.

(3)	Information is as of December 31, 2010, and is based on the Schedule 13G/A dated January 14, 2011, which was filed by Wells Fargo & Company (“Wells Fargo”) on its own behalf and on behalf of Wells Capital Management Incorporated (“Wells Capital”), Lowry Hill Investment Advisors Inc. (“Lowry Hill”), Wells Fargo Advisors, LLC, Wells Fargo Bank, N.A. and Wells Fargo Funds Management, LLC (“Funds Management”). Wells Fargo’s address is 420 Montgomery Street, San Francisco, California 94104, and the address for Wells Capital and Funds Management is 525 Market Street, San Francisco, California 94105. Wells Fargo is a parent holding company. Wells Capital, Lowry Hill and Funds Management are registered investment advisors. Of the shares shown, Wells Fargo has sole voting power over 3,762,740 shares and sole dispositive power over 4,335,015 shares, Wells Capital has sole voting power over 499,572 shares and sole dispositive power over 3,799,261 shares and Funds Management has sole voting power over 2,751,044 shares and sole dispositive power over 29,046 shares.

(4)	Information is as of December 31, 2010, and is based on the Schedule 13G/A dated February 11, 2011, which was filed by Tontine Overseas Associates, L.L.C. (“TOA”), on its own behalf and on behalf of Tontine Asset Associates, LLC (“TAA”), TTR Management, LLC (“TTRM”), TTR Associates, LLC (“TTRA”), and Jeffrey L. Gendell. The address of each of the foregoing is 55 Railroad Avenue, Greenwich, Connecticut 06830. Of the shares owned, TOA has shared voting power and shared dispositive power over 591,787 shares, TAA has shared voting power and shared dispositive power over 863,236 shares, TTRM has shared voting power and shared dispositive power over 287,026 shares, TTRA has shared voting power and shared dispositive power over 2,376,900 shares and Mr. Gendell has shared voting power and shared dispositive power over 4,118,949 shares.

(5)	Information is as of December 21, 2010, and is based on the Schedule 13G dated January 13, 2011, which was filed on behalf of Atlas Master Fund, Ltd. (“AMF”), Atlas Global, LLC (“AG”), Atlas Global Investments, Ltd. (“AGI”), Atlas Institutional Fund, Ltd. (“AIF LTD”), Atlas Institutional Fund, LLC (“AIF LLC”), Atlas Leveraged Fund, L.P. (“ALF”), Balyasny Asset Management L.P. (“BAM”) and Dimitri Balyasny. The address for AMF, AGI and AIF LTD is c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. The address for AG, AIF LLC, ALF, BAM and Mr. Balyasny is 181 West Madison, Suite 3600, Chicago, Illinois 60602. Of the shares shown, AMF, AG, AGI, AIF LTD and AIF LLC have sole voting power and sole dispositive power over 2,332,591 shares, ALF has sole voting power and sole dispositive power over 130,900 shares and BAM and Mr. Balyasny have sole voting power and sole dispositive power over 2,463,491 shares.

(6)	Includes 100,000 shares subject to stock options which are currently exercisable, and 10,000 shares held in a family limited partnership.

(7)	Includes 434,805 shares held by the Arlo B. DeKraai Irrevocable Trust #2.

(8)	Includes 50,000 shares subject to stock options which are currently exercisable.

(9)	Includes (a) 10,000 shares subject to stock options which are currently exercisable and (b) 202 shares held in the Willbros Employees’ 401(k) Investment Plan (the “401(k) Plan”) for the account of Mr. Coward. Substantially all of these shares, except for shares of unvested restricted stock and shares held in the 401(k) Plan, are held in a brokerage account and pledged as security for loans outstanding from time to time.

(10)	Represents 5,000 shares subject to stock options which are currently exercisable.

(11)	Mr. Levande was appointed to serve as a director of the Company on July 1, 2010 pursuant to the Stockholder Agreement. See “Certain Relationships and Related Transactions — Stockholder Agreement.”

(12)	Mr. Lonergan was appointed to serve as a director of the Company on July 1, 2010 pursuant to the Stockholder Agreement. See “Certain Relationships and Related Transactions — Stockholder Agreement.” Mr. Lonergan also serves as a director of TPF Power, Inc., the manager of InfrastruX, a greater than 10% owner of the Company. Mr. Lonergan disclaims beneficial ownership of any shares beneficially owned by InfrastruX, except to the extent of his pecuniary interest therein.

(13)	Mr. Lebens will be appointed as a director of the Company following the 2011 Annual Meeting pursuant to the Stockholder Agreement. See “Certain Relationships and Related Transactions — Stockholder Agreement.”

(14)	For specific information on each of the listed individuals, see footnotes (6) through (12).
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
     Although market conditions began to improve late in the year, 2010 was exceptionally difficult for us, as we continued to be challenged by weaker demand for our services and poor visibility on project timing. Despite these challenges, we made significant progress toward expanding our geographic presence and service offerings, with the goal of growing our revenue stream with more recurring services and providing improved stability and predictability in our financial results. This progress included:
•	completing a major investment in the utility transmission and distribution market with the acquisition of InfrastruX Group, Inc. (“InfrastruX”);

•	expanding our geographic presence and service offerings in the U.S. Upstream segment to mitigate the seasonality of pipeline construction; and

•	refocusing our business model on North America and expanding our markets to include the unconventional shale developments in the U.S., the oil sands of Canada and the industrial process and refining markets.
     Our compensation policies and objectives during 2010 were influenced by our expectation that the adverse economic and industry conditions that affected our 2009 financial results would continue during 2010. As a result, the Compensation Committee of the Board of Directors (for purposes of this analysis, the “Committee”), took a cautious approach in fiscal 2010 with respect to such matters as base salary increases and bonus awards, while moving aggressively to further align the interests of management with those of our stockholders.
     Highlighted below are some of the key recent actions and decisions with respect to our executive compensation programs, as approved by the Committee with counsel from its independent compensation consultant, Mercer:
•	In light of general market trends and the difficulty in establishing short-term targets due to the uncertain timing of our acquisition of InfrastruX, we initially reserved the ability to pay discretionary bonuses and ultimately elected to pay no short-term cash bonus awards to the named executive officers under our Management Incentive Compensation Program with respect to both 2009 and 2010.

•	We negotiated a new employment agreement with our President and Chief Executive Officer, Robert R. Harl, in which we greatly increased the portion of his compensation that will be determined by both personal and corporate performance goals.

•	We eliminated the tax gross-up feature and added a “cut back” provision to Mr. Harl’s new employment agreement.

•	We added a similar cut back provision to the new Willbros Group, Inc. 2010 Management Severance Plan, which was adopted in October 2010 and provides severance benefits to all of our executive officers other than Mr. Harl and our Senior Vice President and Chief Financial Officer, Van A. Welch.

•	We changed the long-term incentive award program for our named executive officers by making a portion of their 2011 long-term incentive awards contingent upon the achievement of performance targets. Prior to 2011, the vesting of our long-term incentive awards was exclusively time-based.

•	We implemented stock ownership guidelines for our executive officers and directors in order to further align their interests with those of our stockholders.

•	We added clawback language to our Management Incentive Compensation Program and our long-term incentive award agreements for 2011 that will allow us to enforce a clawback policy which we intend to adopt after the SEC approves final rules implementing the clawback provisions of the Dodd-Frank legislation.
Role of the Compensation Committee
     The Committee has responsibility for discharging the Board’s responsibilities with respect to compensation of the Company’s executives. In particular, the Committee annually reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of those goals and objectives and determines and approves the CEO’s compensation based on this evaluation. In doing so, the Committee reviews all elements of the CEO’s compensation. The Committee also approves non-CEO compensation, incentive compensation plans and equity-based plans. In addition, the Committee administers the Company’s stock and bonus plans. Pursuant to its charter, the Committee has the sole authority to retain and terminate compensation consultants, including sole authority to approve the consultant’s fees and other retention terms. For a more complete description of the responsibilities of the Committee, see “Corporate Governance—Board Committees—Compensation Committee.”
Role of the CEO in Compensation Decisions
     The CEO periodically reviews the performance of each of the named executive officers, excluding himself, develops preliminary recommendations regarding salary adjustments and annual and long-term award amounts, and provides these recommendations to the Committee. The Committee can exercise its discretion in modifying any recommendation and makes the final decisions.
Role of the Compensation Consultant
     After a competitive evaluation process in which several firms were considered, in August 2009, the Committee selected Mercer to serve as its independent consultant. Mercer provides executive compensation consulting services to the Committee, regularly attends Committee meetings and reports directly to the Committee on matters relating to compensation for our named executive officers.
Compensation Philosophy and Objectives
     As a leading provider of construction and engineering services to industry and governmental entities, our long-term success depends on our ability to attract, motivate and retain highly talented individuals at all levels of the organization.
     The Committee bases its executive compensation decisions on the same objectives that guide our company in establishing all of our compensation programs:
•	Compensation should be based on the level of job responsibility, individual performance and company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to company performance and stockholder returns because they are more able to affect our results.

•	Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the compensation of other premier employers who compete with us for talent.

•	Compensation should reward performance. Our programs should deliver compensation in the top tier when our employees and our company perform accordingly; likewise, where individual performance falls short of expectations and/or company performance lags the industry, the programs should deliver lower-tier compensation. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of downturns in our performance, the programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to our company.

•	Compensation should foster the long-term focus required for success in our industry.
Setting Executive Compensation
     Based on the foregoing objectives, the Committee has structured our incentive-based cash and equity executive compensation programs to motivate executives to enhance long-term stockholder value.
     A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and equity or short-term and long-term incentive compensation. Rather, the Committee reviews competitive information provided by Mercer and management’s recommendations to determine the appropriate level and mix of incentive compensation.
     In implementing our compensation philosophy, the Committee also compares our CEO’s total compensation to the total compensation of the other named executive officers over time. However, the Committee has not established a targeted level of difference between the total compensation of the CEO and the median total compensation level for the next lower tier of management. The Committee also considers internal pay equity among the other named executive officers, and in relation to the next lower tier of management, in order to maintain compensation levels that are consistent with the individual contributions and responsibilities of those executive officers. Thus, for example, in connection with James Gibson’s promotion to President, Downstream Oil and Gas in March 2010 and the adjustments that were made to his compensation, the Committee increased the base salary of Jerrit Coward, the Company’s President, Upstream Oil and Gas by $30,000, or approximately 9.2 percent, and awarded Mr. Coward 15,000 shares of restricted stock. These changes were implemented to ensure that the compensation of the heads of both business segments was competitive with peer group data and to maintain consistent base salary and incentives among two executives with similar responsibilities.
     For named executive officers, the Committee generally targets “total direct compensation,” consisting of base salary, the target annual incentive award and the estimated annualized present value of long-term incentive grants, at a level up to the 75th percentile of compensation paid to similarly situated executives of the companies comprising a peer group of publicly traded energy, engineering and construction, oilfield services and power industry companies. This objective was established in recognition of the intense competition in our industry for top executive-level talent. This objective is also based on the Committee’s understanding that we have faced very significant challenges over the past few years, including a decline in capital expenditures in some of the Company’s most significant markets. The 2009 compensation review conducted by Mercer indicated that the total direct compensation levels in 2009 for several of our senior executives were below the market median and, in some cases, below the 25th percentile of the peer group. Significant variations above and below this objective will occur as dictated by the experience level, responsibilities and performance of the individual. In 2009 and 2010, our ability to provide short-and long-term compensation at the targeted levels was significantly constrained by a number of factors, including the need to reduce expenses, the decision to forego the payment of annual cash bonus awards for those years and the dilution that our stockholders would experience if we were to issue long-term incentive equity awards at targeted levels in light of the Company’s prevailing stock price at the time.

Accordingly, the Committee has acknowledged that the goal of setting total direct compensation at a level up to the 75th percentile of the peer group may not be attainable in the near future.
     With the assistance of Mercer, the Committee reviews the composition of the peer group periodically to ensure the companies are relevant for comparative purposes. For purposes of setting 2010 compensation, the peer group consisted of the following companies (the “2010 Peer Group”):

Chicago Bridge & Iron Co.	Matrix Service Company
EMCOR Group	Oceaneering International, Inc.
Exterran Holdings, Inc.	Quanta Services
Foster Wheeler	Shaw Group, Inc.
Global Industries Ltd.	Team, Inc.
Key Energy Services	TETRA Technologies, Inc.
Our annual revenue and market capitalization were each below the median of the 2010 Peer Group as of the end of 2009. However, the Committee considered the 2010 Peer Group to be appropriate in light of the Company’s growth plans and because the Company competes directly with companies significantly larger in revenue and assets and for executive talent. The 2010 Peer Group excluded NATCO Group, which was a member of the peer group in 2009 but was removed following its acquisition by Cameron International in November 2009. This reduced the peer group from 13 companies to 12 companies for 2010.
2010 Executive Compensation Components
     For the fiscal year ended December 31, 2010, the principal components of compensation for our named executive officers were:
•	base salary;

•	annual cash incentive awards; and

•	long-term equity incentive compensation.
     The Committee believes that this program balances both the mix of cash and equity compensation and the mix of currently-paid and longer-term compensation in a way that furthers the compensation objectives discussed above. Following is a discussion of the Committee’s considerations in establishing each of the components for the named executive officers.
     Base Salary
     The level of base salary paid to executive officers is determined on the basis of performance, experience, job responsibility and such other factors as may be appropriately considered by the Committee. Each year, the Committee reviews the base salaries of the executives and considers salary adjustments based on individual performance, overall financial results of the Company, competitive position relative to the marketplace, duration of time since the last salary increase and industry merit practices. The Committee uses the independent consultant report with respect to the marketplace in general and the base salaries of executives within the peer group, including amounts budgeted for merit raises within the energy industry, in order to establish base salaries which are competitive in the marketplace.
     Based on the economic downturn in the energy industry and the overall global recession, company management recommended, and the Committee approved, a salary freeze for executives, including the CEO and each of the named executive officers, effective March 1, 2009. In light of the continuation of weak industry conditions in 2010, the Committee elected to increase base salaries for named executive officers only where necessary to correct market inequities or reflect increased responsibilities as a result of promotions or acquisitions. Accordingly, in September 2009, to correct a market inequity in Mr. Harl’s base salary under his employment agreement, as supported by compensation information provided by Mercer, the Committee approved an increase in Mr. Harl’s base salary from $700,000 to $900,000. In light of the Company’s 2009 and 2010 cost reduction initiatives, including significant reductions in force, Mr. Harl refused to accept the salary increase in 2009 and 2010. In connection with his promotion to President—Willbros Government Services and his subsequent promotion to President, Downstream Oil and Gas, Richard Cellon’s salary was increased from $225,000 to $247,500 in February 2010 and to $300,000 in November 2010. In connection with his promotion to President, Downstream Oil and Gas and his subsequent promotion to Chief Operating Officer, Mr. Gibson’s salary was increased from $266,896 to $355,000 in March 2010 and to $450,000 in October 2010. In April 2010, in connection with Mr. Gibson’s promotion to President, Downstream Oil and Gas, and in an effort to ensure that the base salaries of the heads of both business segments were competitive with peer group data, the Committee approved an increase in Mr. Coward’s base salary from $325,000 to $355,000. In August 2010, based on the recommendation of the CEO and in recognition of his increased responsibilities subsequent to the acquisition of InfrastruX, the Committee approved an increase in Mr. Welch’s base salary from $408,000 to $448,000.
     On October 1, 2009, in order to improve cash flow in the continuing sluggish economic environment and further align management with the interests of the Company’s stockholders, management recommended, and the Committee and the Board approved, the issuance of restricted stock in lieu of 25 percent of the base salaries of the named executive officers and in lieu of 15 percent of the base salaries of other key employees. Named executive officers were awarded a number of shares of restricted stock with a value equivalent to the amount of the cash reduction. Key employees below the named executive officer level received restricted stock with a value equivalent to 110 percent of the amount of the cash reduction. The restricted shares will vest in equal annual installments over a period of three years. Executives who voluntarily resign will forfeit their unvested shares. All unvested restricted shares will automatically vest for any executives who are involuntarily terminated. Mercer reviewed the recommendation to award restricted stock to key employees with a value equivalent to 110 percent of the amount of the cash reduction and concluded that the additional 10 percent was fair in light of the significant risk of forfeiture during the three-year vesting period.
     The program was discontinued in the second quarter of 2010 for all of the named executive officers and key employees, with the exception of Messrs. Harl and Welch. It was discontinued for Messrs. Harl and Welch in the third quarter of 2010.
     Performance-Based Incentive Compensation
     Annual Cash Incentive Award. Pursuant to his employment agreement, in 2010, Mr. Harl was entitled to earn a cash bonus of up to 150 percent of his base salary if certain net income target performance objectives approved by our Board were achieved. The net income target performance goal is generally defined as the line item designated as such in our annual budget for the relevant year as approved by the Board, before deducting any net income performance bonuses payable to Mr. Harl and/or otherwise to employees.
     The Committee determined that the Company did not meet the 2010 net income target performance goal of $27.7 million, and consequently, no bonus was awarded to Mr. Harl in respect of this performance goal.
     Mr. Harl’s employment agreement further provided that he would remain eligible for bonus consideration at the sole discretion of the Board. However, in light of (i) the continuing impact of weak industry conditions on the Company’s financial results, (ii) the Committee’s decision discussed below not to award cash bonuses to the named executive officers for 2010 under the Management Incentive Compensation Program, and (iii) Mr. Harl’s strong recommendation that he not receive a bonus for 2010, the Committee also elected not to award a discretionary bonus to Mr. Harl under his employment agreement. This decision was made notwithstanding the Committee’s view that Mr. Harl exhibited extraordinary leadership during a very challenging year.
     Management Incentive Compensation Program. In March 2007, the Committee replaced its prior program for awarding discretionary cash incentive awards with a Management Incentive Compensation

Program (the “MIC Program”). The short-term cash incentive awards for key employees, including each of our named executive officers, are determined in accordance with the MIC Program, except for Mr. Harl, whose short-term cash incentives are determined by his employment agreement.
     The Committee administers the MIC Program to provide the short-term incentive compensation element of our total direct compensation program. The MIC Program is designed to motivate and reward named executive officers and other key employees for their contributions to achieving business goals that we believe drive our earnings and create stockholder value. Although the MIC Program is a cash-based incentive program, the Committee has sole discretion to pay an award earned under the MIC Program with stock issued under our 2010 Stock Plan and to set the terms and conditions of such stock award.
     Under the MIC Program, the Committee may establish, for each participant designated by the Committee to participate in the Program, an annual target incentive award. The target MIC Program awards are expressed as a percentage of the participant’s base salary.
     The payment amount, if any, of an MIC Program award may be determined based on the attainment of performance measures, which may include financial and operational performance measures, and with respect to each participant, that participant’s individual performance. Annual financial and operational performance measures may be established by the Committee based on recommendations from management. For our named executive officers other than Mr. Harl, the portion of an award that is based on individual performance is determined by the Committee based on the recommendation of Mr. Harl.
     Financial and operational performance measures may be comprised of threshold, target and maximum performance levels. If a threshold financial or operational measure is not achieved, no amount is paid on an MIC Program award under that financial or operational measure component.
     With respect to bonus awards for 2010, due to a continuation of the weak capital spending environment that began in 2009 and the difficulty in establishing short-term targets due to the uncertain timing of our acquisition of InfrastruX, the Committee decided not to commit to any bonus award amounts as a percentage of base salary or to establish any financial or operational performance metrics for 2010 under the MIC Program. The Committee decided instead that it would evaluate our overall 2010 performance and consider making bonus awards on a discretionary basis after it had an opportunity to review the Company’s operational and financial outcomes and successes for 2010.
     In light of the continuing impact of weak industry conditions on the Company’s 2010 financial results, the Committee later decided to award no bonuses to the named executive officers for 2010.
     Long-term Incentive Compensation
     In 2010, the Board of Directors and the stockholders of the Company approved the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan (the “2010 Stock Plan”). The 2010 Stock Plan permits the Committee to grant various stock-based awards, including options, stock appreciation rights, restricted stock and restricted stock units, to executive officers and key management employees of the Company based on competitive practices and the Company’s overall performance. Stock options, restricted stock and restricted stock unit awards are designed to provide grantees with the opportunity to acquire a proprietary interest in the Company and to give such persons a stronger incentive to work for our continued success. An option award may be either an incentive stock option (an “ISO”) or a non-qualified stock option (a “NSO”). The Committee takes into account management’s recommendations regarding the number of options and the number of shares of restricted stock or restricted stock units to be awarded to specific employees.
     To date, the Committee has granted ISO, NSO and restricted stock and restricted stock unit awards to executive officers and key employees from time to time. We use stock options, restricted stock and restricted stock unit awards as long-term incentive devices since such awards are an effective means of aligning executive pay with stockholder interests.

     Although we may award a limited number of stock options in special situations, since 2004, we have issued primarily restricted stock and restricted stock units to our executive officers. The Committee believes that restricted stock and restricted stock units offer advantages over stock options, including the following:
•	Restricted stock provides an equally motivating form of incentive compensation while enabling us to issue fewer shares, thereby reducing potential dilution.

•	Since our stock price has historically been volatile, stock options provide limited retention value, especially during periods when the strike price for our stock options exceeds the market price for our common stock.
     In May 2010, based on market data provided by Mercer, we issued long-term equity incentive awards by granting restricted stock and restricted stock units to our key employees, including our named executive officers, as follows:

Number of
Name	Restricted Shares
Van Welch	20,000
Jerrit Coward	15,000
James Gibson	15,000
Richard Cellon	5,000
     In addition to the May 2010 awards to Messrs. Welch, Coward, Gibson and Cellon, we awarded additional shares of restricted stock to the following named executive officers upon their promotion:
•	25,000 shares of restricted stock to Mr. Gibson upon his assumption of the position of President, Downstream Oil and Gas in March 2010, and an additional 15,000 shares of restricted stock upon his promotion to the to the position of Chief Operating Officer in October 2010; and
•	10,000 shares of restricted stock to Mr. Cellon upon his promotion to President of the Company’s Government Services business unit in March 2010, and an additional 10,000 shares of restricted stock upon his promotion to the position of President, Downstream Oil and Gas in October 2010.
An additional 15,000 shares of restricted stock were awarded to Mr. Coward upon Mr. Gibson’s promotion to President, Downstream Oil and Gas in March 2010 in order to ensure that the compensation of both executives was more competitive with their counterparts in the 2010 Peer Group and to maintain consistent long-term incentives among two executives with similar responsibilities. The restricted stock awards to Messrs. Coward, Gibson and Cellon all provide for time-based vesting in four equal annual installments.
     In addition, in January 2010, the Committee awarded 50,000 shares of restricted stock to Mr. Harl, all of which vested on December 31, 2010. Twenty-five thousand shares of restricted stock were awarded to Mr. Welch in August 2010, all of which will vest on August 28, 2011. These awards were made in accordance with Mr. Harl’s and Mr. Welch’s respective employment agreements.
     In May 2010, the Committee awarded Mr. Welch 20,000 shares of restricted stock. This award was in addition to the 25,000 shares of restricted stock awarded to Mr. Welch in August 2010 in accordance with his employment agreement. The Committee approved the additional 20,000 share award based on the recommendation of Mr. Harl and in recognition of his strong performance and Mercer data which indicated that Mr. Welch’s compensation was below the targeted 75th percentile of the 2010 Peer Group.
     When making 2010 long-term equity incentive grants, the Committee noted the major contributions by each of the named executive officers to the Company’s significant achievements in 2009, including:
•	implementing a performance-based safety process and achieving improved safety results;

•	implementing necessary changes to our strategy and adjustments to our cost structure to remain competitive in a rapidly changing market environment;

•	continuing our focus on cash management and ending the year with a cash and cash equivalent balance of approximately $200 million in a deteriorating business environment; and

•	re-domiciling the Company from Panama to Delaware, thereby improving our access to both financial and government services markets, and contributing to an improved effective tax rate.
     In evaluating the appropriate amount and value of long-term equity incentive grants to be awarded to our named executive officers, the Committee also considered the fact that, unlike many of our competitors, the Company does not provide a defined benefit pension plan or excess plan for highly compensated employees, a supplemental executive retirement plan or post-retirement health benefits.
     In December 2009, the Committee and the Board reviewed the vesting provisions of certain awards of restricted stock previously made to Mr. Harl in January 2008. A total of 26,000 of such restricted shares would not have vested until December 31, 2011, and 2012, which is after the expiration of Mr. Harl’s prior employment agreement. The Committee and the Board (with Mr. Harl abstaining) approved the accelerated vesting of such shares on December 31, 2010. The Committee changed the vesting schedule for such shares in order for vesting to coincide with the expiration date of his prior employment agreement and because the Committee believes that the long-term equity incentive awards to Mr. Harl through 2010 were below market when compared to the peer group.
     Timing and Pricing of Stock Option Awards
     All awards of stock options under the aforementioned programs previously made and which may be made in the future are made at or above the market price of our common stock at the time of the award. Any awards of stock options to executives would typically be made at the Committee’s regularly scheduled meetings in January or March. Newly hired or promoted executives may receive awards of stock options on the date on which they are hired or promoted or on the date of a Committee meeting on or around the hire or promotion date.
     Stock Ownership Guidelines
     In December 2010, the Board of Directors approved stock ownership guidelines for the Company’s executive officers and directors. Under the new guidelines, Mr. Harl will be expected to own a number of shares of the Company’s common stock equivalent in market value to four times his annual base salary. All other executive officers will be expected to own a number of shares equivalent in market value to two times their annual base salary. Directors will be expected to own a number of shares equivalent in market value to three times their annual cash retainer. For purposes of determining compliance with the ownership guidelines, restricted stock for which the restrictions have not yet lapsed will be counted.
     Each incumbent executive officer and director is expected to achieve the targeted ownership level no later than December 2015. Newly promoted or hired executive officers and newly appointed or elected directors are expected to achieve the target ownership level within five years of the date of their hiring, promotion, appointment or election. The stock ownership guidelines do not apply to any individual directors who are indentified as “Investor Designees” of InfrastruX under the Stockholder Agreement between InfrastruX and the Company.
     Retirement and Other Benefits
     We have a defined contribution plan that is funded by participating employee contributions and the Company. We match employee contributions, including contributions by our named executive officers, up to a maximum of four percent of salary, in the form of cash.

     Perquisites
     We provide our named executive officers with a limited number of perquisites that the Committee believes are reasonable and consistent with our overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites provided to our named executive officers.
We provide the following:
•	Executive Life Plan. Our executive officers may be reimbursed for up to $3,500 in premiums paid for the purchase of life insurance to meet their family needs.

•	Medical. Each of our executive officers is reimbursed for the expense of an annual, fully comprehensive medical examination with the physician of his or her choice. In addition, we sponsor an executive medical program for the CEO, CFO, COO, Executive Vice President Sales and Marketing, General Counsel and Presidents of each of our three business segments that provides reimbursement for these officers and their eligible dependents for eligible medical expenses not covered by the Willbros Group Medical Plan as well as an accidental death and dismemberment benefit. We believe the Company benefits from these perquisites by encouraging our executive officers to protect their health.

•	Vehicle Fuel and Maintenance Allowance. We reimbursed our named executive officers in 2010 for fuel expenses.
Severance Plans
     We currently maintain the Willbros Group, Inc. Severance Plan, as amended and restated effective September 25, 2003 (the “Restated Executive Severance Plan”). Of our executive officers, the only participants in the Restated Executive Severance Plan in 2010 were Messrs. Harl and Welch. Beginning January 1, 2011, Mr. Harl’s rights with respect to severance benefits are governed by his new employment agreement, and Mr. Welch is the only participant in the Restated Executive Severance Plan. We expect to terminate the Restated Executive Severance Plan effective December 31, 2011.
     In October 2010, the Committee approved and recommended, and the Board adopted, the Willbros Group, Inc. 2010 Management Severance Plan for Executives (the “Management Severance Plan”). The Management Severance Plan replaced the previous management severance plan and was adopted to provide assurance of severance and benefits for terminated employees while better aligning our severance policies with current compensation trends, including the elimination of the tax gross-up feature and the addition of a “cut back” provision. All of our executive officers, other than Messrs. Harl and Welch, are participants in the Management Severance Plan.
     Additional information with respect to payments which may be made under the Restated Executive Severance Plan and the Management Severance Plan is provided under “Potential Payments Upon Termination or Change in Control — Executive Severance Plan” and “— Management Severance Plan.”
Employment and Separation Agreements
     The Committee believed it was necessary for us to enter into employment agreements with Mr. Harl and Mr. Welch in order to secure their employment with the Company. The Committee also believed that it was necessary to enter into an employment agreement with Mr. DeKraai to secure his continued employment following the acquisition of Integrated Service Company LLC (“InServ”) in November 2007. Mr. DeKraai is the founder of InServ.

     Mr. Harl receives compensation in accordance with his employment agreement, and Mr. Welch receives long-term incentives in accordance with his employment agreement. Accordingly, the overall compensation of Mr. Welch, other than Mr. Welch’s long-term incentives, is determined in the same manner as the compensation for the other executive officers. We also had an employment agreement with our former Executive Vice President, Arlo B. DeKraai, until his retirement from the Company in February 2010. Mr. DeKraai’s employment agreement did not specify his compensation, other than initial awards of restricted stock to him under our 1996 Stock Plan. Thus, prior to his departure, the overall compensation of Mr. DeKraai was determined in the same manner as the compensation for the other executive officers.
     In connection with his retirement from the Company on February 28, 2010, Mr. DeKraai entered into a separation agreement with us. Pursuant to his employment agreement and his separation agreement, Mr. DeKraai was provided certain benefits that were more generous than he would have been entitled to receive under the terms of our Restated Executive Severance Plan. The Committee believed that such additional benefits were necessary and appropriate in light of Mr. DeKraai’s contributions to the Company prior to his departure, his continued service on the Board of Directors and the need to ensure a smooth transition of his responsibilities and to draw upon his continued assistance with respect to several matters. Additional information on payments and benefits provided to Mr. DeKraai pursuant to his employment agreement and separation agreement is described under “Potential Payments Upon Termination or Change in Control — Employment Agreements” and “— Separation Agreement.”
Recent Changes to Compensation Programs
     The Committee has approved a number of changes that will affect our compensation policies and programs beginning in 2011, including the following:
     New Employment Agreement for Mr. Harl
     Mr. Harl’s employment agreement expired on December 31, 2010. In September 2010, we entered into a new employment agreement with Mr. Harl, which covers an employment term commencing January 1, 2011, and ending on January 2, 2014. Under the terms of the new employment agreement, Mr. Harl’s base salary for 2011, 2012 and 2013 is $900,000. Mr. Harl will also be eligible to receive an annual cash bonus of 100 percent of his base salary if certain target performance metrics are met, and up to 150 percent of his base salary if the maximum level with respect to each performance metric is achieved. The new employment agreement provides that Mr. Harl may be granted performance-based long-term incentive compensation, which may be made in the form of cash or restricted stock. The target annual long-term incentive award is $4 million and the maximum annual long-term incentive award is $8 million. If earned, the annual long-term incentive award will vest in three equal annual installments beginning on March 15, 2012, with respect to the 2011 award, March 15, 2013, with respect to the 2012 award and March 15, 2014, with respect to the 2013 award. If Mr. Harl voluntarily resigns from the Company prior to December 31, 2013, other than for “good reason,” he will forfeit any unvested annual long-term incentive award. If Mr. Harl resigns at any time after December 31, 2013, he will receive any unpaid portion of the prior annual long-term incentive awards as originally scheduled.

     Long-Term Equity Compensation
     All of our restricted stock awards that were issued through 2010 are time vested. Beginning in 2011, a portion of the restricted stock or restricted stock units we issue to our named executive officers will include performance conditions. The changes in the structure of the equity program to include performance-based long-term incentive awards will also apply to the CEO, as described above. The performance metrics with respect to Mr. Harl and each of the other named executive officers’ 2011 long-term performance-based equity award consist of total shareholder return relative to a group of peer companies, an adjusted operating margin target, a safety target and a reduction in the Company’s total leverage ratio.
     Clawback Policy
     The Committee approved changes to the form of award agreement for 2011 long-term incentive awards and for the MIC Program that requires the recipient to return any incentive-based compensation which the Company determines it is required to recover from the recipient under any clawback policy which the Company may adopt from time to time. The Committee expects to approve a clawback policy that complies with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act when the Securities and Exchange Commission approves final rules implementing the requirement.
Tax and Accounting Implications
     Policy Regarding Tax Deductibility of Executive Compensation
     Section 162(m) of the U.S. Internal Revenue Code places a $1,000,000 per person limitation on the United States tax deduction a U.S. publicly held corporation (or a U.S. subsidiary of a publicly held corporation) may take for compensation paid in any fiscal year to the Company’s CEO and its three other highest paid executive officers other than the Chief Financial Officer, except compensation which constitutes performance-based compensation as defined by the U.S. Internal Revenue Code. While we generally prefer to optimize the deductibility of compensation paid to our executive officers, we also intend to maintain the flexibility necessary to provide cash and equity compensation in line with our stated compensation philosophy and competitive market practice even if these amounts are not fully deductible. In doing so, the Committee may utilize alternatives such as deferring compensation to qualify compensation for deductibility.
Compensation Committee Report
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management of Willbros, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
THE COMPENSATION COMMITTEE
William B. Berry, Chairman
Robert L. Sluder
Edward J. DiPaolo
Alan B. Levande (appointed on July 8, 2010)

Summary Compensation Table
     The following table summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2010, 2009 and 2008. Mr. Gibson was promoted to President, Downstream Oil and Gas in March 2010 and to Chief Operating Officer in October 2010. Mr. Cellon was promoted to President, Downstream Oil and Gas in October 2010. Mr. Coward was promoted to President, Upstream Oil and Gas in December 2008. Mr. DeKraai retired as an officer and employee on February 28, 2010, but has continued as a member of the Board of Directors. The amounts listed below in the “Stock Awards” and “All Other Compensation” columns include amounts paid or accrued pursuant to employment and separation arrangements between us and Mr. DeKraai.
     We have employment agreements with Messrs. Harl and Welch and had an employment agreement with Mr. DeKraai until February 28, 2010. The Company entered into a separation agreement with Mr. DeKraai effective February 28, 2010, when he retired. For additional information regarding these employment and separation agreements, see the captions “Potential Payments Upon Termination or Change in Control — Employment Agreements” and “— Separation Agreement,” below.

								Change in
								Pension Value
								and
							Non-Equity	Nonqualified
							Incentive	Deferred
					Stock	Option	Plan	Compensation	All Other
		Salary		Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($)(1)		($)	($)(2)	($)(2)	($)	($)	($)(3)		($)
Robert R. Harl	2010	692,486		—	1,593,501	—	—	—	26,936	(4)	2,312,923
President and Chief	2009	700,000		—	423,500	—	—	—	26,971		1,150,471
Executive Officer	2008	700,000		—	4,052,383	—	892,000	—	9,200		5,653,583

Van A. Welch	2010	417,239		—	445,500	—	—	—	6,000		868,739
Senior Vice President	2009	408,000		—	323,000	—	—	—	6,000		737,000
and Chief Financial Officer	2008	398,834		—	1,217,946	—	308,040	—	9,200		1,934,020

James L. Gibson Chief Operating Officer	2010	311,951		—	635,600	—	—	—	7,384		954,935

Arlo B. DeKraai	2010	82,933	(5)	—	—	—	—	—	889,644	(6)	972,577
Former Executive Vice President	2009	409,008		—	89,400	—	—	—	6,000		504,408
	2008	334,329		—	1,141,500	—	253,001	—	6,327		1,735,157

Jerrit M. Coward	2010	344,738		—	372,300	—	—	—	6,000		723,038
President, Upstream Oil and Gas	2009	323,958		—	178,800	—	—	—	6,000		508,758

Richard E. Cellon President, Downstream Oil and Gas	2010	241,875		—	278,850	—	—	—	6,000		526,725

(1)	In October 2009, we implemented a program whereby the named executive officers received restricted stock in lieu of 25 percent of their base salaries for the remainder of 2009. The program continued through the first quarter of 2010 for Messrs. Gibson, Coward and DeKraai and through the second quarter of 2010 for Messrs. Harl and Welch. The named executive officers received a number of restricted shares of our common stock with a value equivalent to the amount of the salary reduction. The restricted shares will vest over a three year period. See “Grants of Plan-Based Awards During 2010,” below. The amount shown in the Salary Column includes the value of the restricted shares awarded in lieu of base salary.

(2)	These amounts in the Stock Awards column reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The dollar amount of stock awards equals the product of the number of restricted shares granted on each date multiplied by the stock price on the corresponding date of grant. Vesting of stock awards is not contingent on specific performance measures. Amounts have not been adjusted for expected forfeitures.

Note on Impact of SEC Rule Change: Under generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted to our employees is generally recognized over the vesting periods applicable to the awards. The SEC’s disclosure rules previously required that we present stock award and option award information for 2008 based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to these awards (which meant, in effect, that in any given year we could recognize for financial statement reporting purposes amounts with respect to grants made in that year as well as with respect to grants from past years that vested in or were still vesting during that year). However, SEC disclosure rules now require that we present the stock award and option award amounts in the applicable columns of the table above with respect to 2008 on a similar basis as the 2009 and 2010 presentation using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest). Since this requirement differs from the SEC’s past disclosure rules, the amounts reported in the table above for stock awards and option awards in 2008 differ from the amounts previously reported in our Summary Compensation Table for that year. As a result, to the extent applicable, each named executive officer’s total compensation amounts for 2008 also differ from the amounts previously reported in our Summary Compensation Table for that year.

(3)	The amounts shown for 2010 include contributions by the Company to our (a) 401(k) Plan in the amount of $6,000 for each of Messrs. Harl, Welch, Gibson, Coward and Cellon, and $1,023 for Mr. DeKraai and (b) retirement savings plan in the amount of $1,384 for Mr. Gibson.

Does not include the value of perquisites and other personal benefits for 2010 for each of Messrs. Welch, Gibson, DeKraai, Coward and Cellon because the aggregate amount of his compensation for such perquisites and other personal benefits is less than $10,000. Does not include the value of perquisites and other personal benefits for 2009 for each of Messrs. Welch, DeKraai and Coward because the aggregate amount of his compensation for such perquisites and other personal benefits is less than $10,000. Does not include the value of perquisites and other personal benefits for 2008 for each of Messrs. Harl, Welch and DeKraai because the aggregate amount of his compensation for such perquisites and other personal benefits is less than $10,000.

(4)	In addition to the item included in footnote (3) above, the amount for Mr. Harl includes the cost to us attributable to reimbursement of his legal fees and expenses in connection with the negotiation of a new employment agreement, the cost to us attributable to contributions by us to our Executive Medical Plan and a vehicle fuel and maintenance allowance.

(5)	Includes $6,250 of fees earned as a non-employee director of the Company beginning December 1, 2010, as provided in Mr. DeKraai’s separation agreement.

(6)	In addition to the item included in footnote (3) above, in connection with Mr. DeKraai’s retirement, the vesting of 38,193 shares of restricted stock was accelerated to February 28, 2010. The amount shown in the All Other Compensation column includes $576,714, which represents the incremental value to Mr. DeKraai as a result of the accelerated vesting of the shares of restricted stock. In addition, Mr. DeKraai received a separation payment of $300,000, payment of all unused vacation and continued medical coverage for himself and his eligible dependents until November 30, 2010.

Grants of Plan-Based Awards During 2010
     The following table provides information about stock and option awards and non-equity and equity incentive plan awards granted to our named executive officers during the year ended December 31, 2010. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

										All Other
										Stock	All Other
										Awards:	Option
										Number of	Awards:	Exercise or	Grant Date
			Estimated Possible Payouts Under				Estimated Future Payouts Under			Shares of	Number of	Base Price	Fair Value
			Non-Equity Incentive Plan Awards				Equity Incentive Plan Awards			Stock	Securities	of Option	of Stock
	Grant	Approval	Threshold	Target	Maximum		Threshold	Target	Maximum	or Units	Underlying	Awards	and Option
Name	Date	Date	($)	($)	($)		(#)	(#)	(#)	(#)(1)(2)	Options (#)	($ / Sh)	Awards ($)
Robert R. Harl			—	—	1,050,000	(3)	—	—	—	—	—	—	—
	1/1/10	—	—	—	—		—	—	—	50,000	—	—	843,500
	1/1/10	10/29/09	—	—	—		—	—	—	2,593	—	—	43,744
	4/1/10	10/29/09	—	—	—		—	—	—	3,643	—	—	43,534
	9/20/10	8/25/10	—	—	—		—	—	—	86,108	—	—	750,001
Van A. Welch	1/1/10	10/29/09	—	—	—		—	—	—	1,512	—	—	25,507
	4/1/10	10/29/09	—	—	—		—	—	—	2,124	—	—	25,382
	5/10/10	5/10/10	—	—	—		—	—	—	20,000	—	—	247,000
	8/28/10	8/28/10	—	—	—		—	—	—	25,000	—	—	198,500
James L. Gibson	1/1/10	10/29/09	—	—	—		—	—	—	807	—	—	13,614
	3/15/10	2/28/10	—	—	—		—	—	—	25,000	—	—	311,750
	5/10/10	5/10/10	—	—	—		—	—	—	15,000	—	—	185,250
	10/26/10	10/26/10	—	—	—		—	—	—	15,000	—	—	138,600
Arlo B. DeKraai	1/1/10	10/29/09	—	—	—		—	—	—	1,515	—	—	25,558
	2/28/10	2/28/10	—	—	—		—	—	—	38,193	—	—	576,714	(4)
Jerrit M. Coward	1/1/10	10/29/09	—	—	—		—	—	—	1,204	—	—	20,311
	3/15/10	2/28/10	—	—	—		—	—	—	15,000	—	—	187,050
	5/10/10	5/10/10	—	—	—		—	—	—	15,000	—	—	185,250
Richard E. Cellon	3/15/10	2/28/10	—	—	—		—	—	—	10,000	—	—	124,700
	5/10/10	5/10/10	—	—	—		—	—	—	5,000	—	—	61,750
	10/26/10	10/26/10	—	—	—		—	—	—	10,000	—	—	92,400

(1)	These stock awards were granted under our 1996 Stock Plan and our 2010 Stock Plan and are described in the Outstanding Equity Awards at Fiscal Year-End for 2010 table below. All awards with a grant date of May 10, 2010 or earlier were made under our 1996 Stock Plan. All awards with a grant date subsequent to May 10, 2010 were made under our 2010 Stock Plan.

(2)	In October 2009, we implemented a program whereby the named executive officers received restricted stock in lieu of 25 percent of their base salaries for the remainder of 2009. The named executive officers received a number of restricted shares of our common stock with a value equivalent to the amount of the salary reduction. Stock awards made on January 1, 2010 and April 1, 2010, other than the award of 50,000 shares to Mr. Harl on January 1, 2010, were issued pursuant to this program and will vest over a three year period.

(3)	Under Mr. Harl’s employment agreement, during 2010 he could have earned a cash bonus of up to 150 percent of his base salary (or $1,050,000) if certain net income target performance goals were achieved.

(4)	On February 28, 2010, in connection with Mr. DeKraai’s retirement, the vesting of 38,193 shares of restricted stock was accelerated. The amount shown in the Grant Date Fair Value of Stock and Option Awards column represents the incremental value to Mr. DeKraai as a result of the accelerated vesting of the shares of restricted stock.

Outstanding Equity Awards at Fiscal Year-End for 2010
     The following table summarizes the option and stock awards that we have made to our named executive officers, which were outstanding as of December 31, 2010.

	Option Awards					Stock Awards
Equity
									Equity	Incentive
			Equity						Incentive	Plan
			Incentive						Plan	Awards:
			Plan						Awards:	Market or
			Awards:					Market	Number of	Payout Value
	Number of	Number of	Number of			Number of		Value of	Unearned	of Unearned
	Securities	Securities	Securities			Shares or		Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of		Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That		Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not		Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested		Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)(1)	(#)	($)
Robert R. Harl	100,000	—	—	18.01	1/19/16	94,259	(2)	925,623	—	—
Van A. Welch	50,000	—	—	17.79	8/27/16	70,586	(3)	693,155	—	—
James L. Gibson	—	—	—	—	—	66,903	(4)	656,987	—	—
Arlo B. DeKraai	—	—	—	—	—	—		—	—	—
Jerrit M. Coward	10,000	—	—	16.10	11/16/16	55,843	(5)	548,378	—	—
Richard E. Cellon	—	—	—	—	—	25,000	(6)	245,500	—	—

(1)	Based on the closing price of our common stock on December 31, 2010 ($9.82), as reported on the New York Stock Exchange.

(2)	These shares of restricted stock vest as follows: 958 shares on October 1, 2011 and 957 shares on October 1, 2012; 865 shares on January 1, 2011 and 864 shares on each of January 1, 2012 and 2013; 1,215 shares on January 1, 2011 and 1,214 shares on each of January 1, 2012 and 2013; and 86,108 shares on December 31, 2013.

(3)	These shares of restricted stock vest as follows: 20,834 shares on August 28, 2011; 558 shares on each of October 1, 2011 and 2012; 504 shares on each of January 1, 2011, 2012 and 2013; 708 shares on each of January 1, 2011, 2012 and 2013; 5,000 shares on each of May 10, 2011, 2012, 2013 and 2014; and 25,000 shares on August 28, 2011.

(4)	These shares vest as follows: 4,000 restricted stock units on each of March 12, 2011 and 2012; 2,500 restricted stock units on March 12, 2013; 298 restricted stock units on each of October 1, 2011 and 2012; 269 shares of restricted stock on each of January 1, 2011, 2012 and 2013; 6,250 shares of restricted stock on each of March 15, 2011, 2012, 2013 and 2014; 3,750 shares of restricted stock on each of May 10, 2011, 2012, 2013 and 2014; and 3,750 shares of restricted stock on each of October 26, 2011, 2012, 2013 and 2014.

(5)	These shares vest as follows: 1,250 shares on March 1, 2011; 3,750 shares on each of January 15, 2011 and 2012; 5,000 shares on each of March 12, 2011, 2012 and 2013; 445 shares on October 1, 2011 and 444 shares on October 1, 2012; 402 shares on January 1, 2011 and 401 shares on each of January 1, 2012 and 2013; 3,750 shares on each of March 15, 2011, 2012, 2013 and 2014; and 3,750 shares on each of May 10, 2011, 2012, 2013 and 2014.

(6)	These shares of restricted stock vest as follows: 2,500 shares on each of February 1, 2011, 2012, 2013 and 2014; 1,250 shares on each of May 10, 2011, 2012, 2013 and 2014; and 2,500 shares on each of October 26, 2011, 2012, 2013 and 2014.

Option Exercises and Stock Vested During 2010
     The following table provides information about the value realized by our named executive officers upon exercise of option awards and vesting of stock awards during the year ended December 31, 2010.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)
Robert R. Harl	—	—	218,235	2,244,422
Van A. Welch	—	—	31,945	265,503
James L. Gibson	—	—	4,298	54,419
Arlo B. DeKraai	—	—	38,193	576,714
Jerrit M. Coward	—	—	11,785	166,971
Richard E. Cellon	—	—	—	—

(1)	Amounts, if any, reflect the difference between the exercise price of the option and the market price of the underlying shares at the time of exercise.

(2)	Amounts reflect the market value of the stock on the day the stock vested.

Potential Payments Upon Termination or Change in Control
     The following tables show potential payments to our named executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change in control or termination of each of such named executive officers, assuming a December 31, 2010 termination date and, where applicable, using the closing price of our common stock of $9.82 (as reported on the New York Stock Exchange) as of December 31, 2010. These amounts are estimates only. The actual amounts to be paid out can only be determined at the time of such officer’s separation from us.
     Mr. DeKraai retired on February 28, 2010. For a discussion of the amounts paid to Mr. DeKraai in connection with his retirement, see “Potential Payments Upon Termination or Change of Control - Separation Agreement,” below.
Robert R. Harl
     The term of Mr. Harl’s Amended and Restated Employment Agreement entered into originally in 2006 expired December 31, 2010. On September 20, 2010, Mr. Harl and the Company entered into a new employment agreement effective January 1, 2011. The amounts Mr. Harl would have received upon a termination of his employment at December 31, 2010 in the table below reflect the terms of Mr. Harl’s new employment agreement rather than his prior employment agreement as we determined that providing the amounts to which he would be entitled under his new employment agreement represents a more meaningful disclosure as of the time of this proxy statement.

				Involuntary			Involuntary or
Executive Benefits and				Not for Cause or Good			Good Reason
Payments Upon	Voluntary	Early	Normal	Reason Voluntary		For Cause	Termination		Death/
Termination	Termination	Retirement	Retirement(1)	Termination		Termination	(Change in Control)		Disability
Compensation:
Base Salary ($900,000)	$0	$0	$0	$2,703,462	(2)	$0	$2,700,000	(3)	$0/$360,000	(4)
Short-term Incentive	$0	$0	$0	$900,000	(5)	$0	$2,676,000	(3)	$900,000	(5)
Long-term Incentives Restricted Stock
Unvested and Accelerated	$0	$0	$0	$925,623	(6)	$0	$925,623	(6)	$925,623	(6)
Benefits and Perquisites:
Post-Retirement Health & Insurance Continuation (PRH&IC)(7)	$17,877	$0	$0	$17,877		$0	$17,877		$17,877
Total	$17,877	$0	$0	$4,546,962		$0	$6,319,500		$1,843,500/2,218,500
Cutback Total							$5,021,999	(8)

(1)	Under our retirement policies, Mr. Harl was not eligible for retirement on December 31, 2010.

(2)	Under his new employment agreement, Mr. Harl would be entitled to his base salary for the remainder of the term of his agreement (through January 1, 2014).

(3)	Under his new employment agreement, Mr. Harl would be entitled to an amount equal to three times the sum of his highest base salary in the thirty-six months ending on the date of his separation plus three times the greatest annual cash bonus he had received in the same thirty-six month period. He received a cash bonus of $892,000 in 2009.

(4)	In the event of his disability, Mr. Harl would be entitled to receive an amount equal to the difference between his base salary and the amount of his disability payments from the time his disability payments commence until the time of his termination by reason of the disability. For purposes of this table it was assumed he would receive one year of disability payments at forty percent of his base salary.

(5)	Mr. Harl would be entitled to the cash bonus for which he is eligible for the year of his termination as if all performance goals upon which his bonus is contingent had been met at target (not maximum) levels.

(6)	Mr. Harl has been awarded 94,259 shares of unvested restricted stock that would vest if his employment with the Company is terminated involuntarily other than for cause, voluntarily for good reason or by reason of his death or disability between January 1, 2011 and December 31, 2013.

(7)	Mr. Harl would be entitled to continuation of health and dental insurance benefit coverage for himself and his eligible dependents for eighteen months following his termination and life insurance coverage for himself for twenty-four months following his termination. The amounts reflected are the employer cost for continuation of his coverage, as the case may be, under our dental, medical and life group insurance policies. The amounts were determined by assuming that the rate of cost increases for such benefits equals the discount rate applicable to reduce the amounts to present value as of December 31, 2010.

(8)	Mr. Harl’s new employment agreement provides that the total amount receivable by him in the event of his termination in connection with a change in control be reduced, if necessary, to an amount one dollar less than the maximum amount he may receive without being subjected to the excise tax under Section 4999 of the Internal Revenue Code — the “golden parachute” rules.
Van A. Welch

							Involuntary or
Executive Benefits and				Involuntary			Good Reason
Payments	Voluntary	Early	Normal	Not for Cause		For Cause	Termination		Death or
Upon Termination	Termination	Retirement	Retirement(1)	Termination		Termination	(Change in Control)		Disability
Compensation:
Base Salary ($448,000)	$0	$0	$0	$291,200	(2)	$0	$1,344,000	(3)	$0
Short-term Incentive	$0	$0	$0	$0		$0	$924,120	(4)	$0
Long-term Incentives Restricted Stock
Unvested and Accelerated	$0	$0	$0	$693,155	(5)	$0	$693,155	(5)	$693,155	(5)
Benefits and Perquisites:
Post-Retirement Health & Insurance Continuation (PRH&IC)(6)	$0	$0	$0	$8,736		$0	$17,886		$0
PRH&IC Tax Gross-up	$0	$0	$0	$0		$0	$10,259	(7)	$0
280G Tax Gross-up	$0	$0	$0	$0		$0	$935,754	(8)	$0
Total	$0	$0	$0	$993,091		$0	$3,925,174		$693,155

(1)	Under our retirement policies, Mr. Welch was not eligible for retirement on December 31, 2010.

(2)	Under his employment agreement, Mr. Welch would be entitled to his base salary for the remainder of the term of such agreement (through August 27, 2011).

(3)	Under his employment agreement, Mr. Welch would be entitled to his base salary for the remainder of the term of such agreement (through August 27, 2011), and under our severance plan he would be entitled to a lump sum payment equal to three times his base salary. Mr. Welch’s employment agreement provides that amounts paid under our severance plan may not be duplicative of amounts paid under the employment agreement. The amount payable under our severance plan is greater than the amount payable under his employment agreement.

(4)	Under his employment agreement, Mr. Welch would be entitled to the maximum cash bonus for which he is eligible for each uncompleted year of the term of the agreement if his employment were terminated involuntarily due to a change in control ($0.00 for 2010). Under our severance plan, Mr. Welch would be entitled to a payment equal to three times the largest cash bonus he received during the 36 months preceding his termination plus an amount equal to his aggregate annual bonus opportunity for the year of termination ($0.00) prorated for the number of days elapsed in the year until the date of his termination. He received a $308,040 bonus in 2009.

(5)	Under his employment agreement, Mr. Welch would be entitled to the accelerated vesting of 70,586 shares of restricted stock.

(6)	Under his employment agreement, Mr. Welch would be entitled to continuation of health and insurance benefit coverage at the same cost to him at the time of termination for the remainder of his employment term (8 months). Under our severance plan, Mr. Welch’s medical/dental and life insurance coverage would continue for 18 and 24 months, respectively (6 months and 1 year beyond the end of his employment term), if his termination is involuntary and in anticipation of or within 3 years after a change in control or voluntary for good reason within 18 months after a change in control. The amounts reflected are the employer cost for continuation of his coverage, as the case may be, under our dental, medical, life, long term disability and accidental death and dismemberment group insurance policies. The amounts were determined by assuming that the rate of cost increases for such benefits equals the discount rate applicable to reduce the amount to present value as of December 31, 2010.

(7)	Under our severance plan, Mr. Welch would be eligible for reimbursement of the taxes payable by him with respect to 18 and 24 months of medical/dental and life insurance, respectively, that would not be payable were he still an employee if his termination is involuntary and in anticipation of or within 3 years after a change in control or voluntary for good reason within 18 months after a change in control.

(8)	Under our severance plan, Mr. Welch is eligible for reimbursement of all excise taxes that are imposed on him under Section 4999 and any income and excise taxes that are payable by him as a result of any reimbursements for Section 4999 excise taxes. The calculation of the Section 4999 gross-up amount in the table is based upon a Section 4999 excise tax rate of 20%, a 35% federal income tax rate, and a 1.45% Medicare tax rate. For purposes of the Section 4999 calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the non-competition restrictions to which he is subject as a condition to certain payments.
James L. Gibson

							Involuntary or
Executive Benefits and				Involuntary			Good Reason
Payments	Voluntary	Early	Normal	Not for Cause		For Cause	Termination		Death or
Upon Termination	Termination	Retirement	Retirement(1)	Termination		Termination	(Change in Control)		Disability
Compensation:
Base Salary ($450,000)	$0	$0	$0	$450,000	(2)	$0	$900,000	(3)	$0
Short-term Incentive	$0	$0	$0	$0		$0	$261,172	(3)	$0
Long-term Incentives Restricted Stock
Unvested and Accelerated	$0	$0	$0	$656,987	(4)	$0	$656,987	(4)	$656,987	(4)
Benefits and Perquisites:
Post-Retirement Health & Insurance Continuation (PRH&IC)	$0	$0	$0	$0		$0	$17,960	(5)	$0

Total	$0	$0	$0	$1,106,987		$0	$1,836,119		$656,987
Cutback Total							$1,679,187	(6)

(1)	Under our retirement policies, Mr. Gibson was not eligible for retirement on December 31, 2010.

(2)	Under the Management Severance Plan for Executives, Mr. Gibson would be entitled to an amount equal to his annual base compensation.

(3)	Under our Management Severance Plan for Executives, Mr. Gibson would be entitled to a payment equal to two times the sum of (i) the greater of his base compensation immediately before the change in control or on the date of separation from service and (ii) the largest cash bonus he received in the thirty-six months before the change in control or on the date of separation from service. In 2009, he received a $130,586 cash bonus.

(4)	Under the award agreements whereby Mr. Gibson was awarded shares of restricted stock, the vesting of 66,903 of those shares would be accelerated.

(5)	Under our Management Severance Plan for Executives, Mr. Gibson would be entitled to continued coverage for twelve months for himself and his eligible dependents for health and dental insurance and continued life insurance coverage for twelve months for himself.

(6)	Under our Management Severance Plan for Executives, the total amount payable to Mr. Gibson in the event of a termination related to a change in control is reduced to an amount that avoids the imposition on him of the excise tax under Section 4999 of the Internal Revenue Code — the “golden parachute” rules.

Jerrit Coward

							Involuntary or
Executive Benefits and				Involuntary			Good Reason
Payments	Voluntary	Early	Normal	Not for Cause		For Cause	Termination		Death or
Upon Termination	Termination	Retirement	Retirement(1)	Termination		Termination	(Change in Control)		Disability
Compensation:
Base Salary ($355,000)	$0	$0	$0	$355,000	(2)	$0	$710,000	(3)	$0
Short-term Incentive	$0	$0	$0	$0		$0	$410,400	(3)	$0
Long-term Incentives Restricted Stock
Unvested and Accelerated	$0	$0	$0	$548,378	(4)	$0	$548,378	(4)	$548,378	(4)
Benefits and Perquisites:
Post-Retirement Health & Insurance Continuation (PRH&IC)	$0	$0	$0	$0		$0	$11,538	(5)	$0

Total	$0	$0	$0	$903,378		$0	$1,680,316		$548,378
Cutback Total							$1,534,192	(6)

(1)	Under our retirement policies, Mr. Coward was not eligible for retirement on December 31, 2010.

(2)	Under the Management Severance Plan for Executives, Mr. Coward would be entitled to an amount equal to his annual base compensation.

(3)	Under our Management Severance Plan for Executives, Mr. Coward would be entitled to a payment equal to two times the sum of (i) the greater of his base compensation immediately before the change in control or on the date of separation from service and (ii) the largest cash bonus he received in the thirty-six months before the change in control or on the date of separation from service. In 2009 he received a $205,200 cash bonus.

(4)	Under the award agreements whereby Mr. Coward was awarded shares of restricted stock, the vesting of 55,843 of those shares would be accelerated.

(5)	Under our Management Severance Plan for Executives, Mr. Coward would be entitled to continued coverage for twelve months for himself and his eligible dependents for health and dental insurance and continued life insurance coverage for twelve months for himself.

(6)	Under our Management Severance Plan for Executives, the total amount payable to Mr. Coward in the event of a termination related to a change in control is reduced to an amount that avoids the imposition on him of the excise tax under Section 4999 of the Internal Revenue Code — the “golden parachute” rules.
Richard E. Cellon

							Involuntary or
Executive Benefits and				Involuntary			Good Reason
Payments	Voluntary	Early	Normal	Not for Cause		For Cause	Termination		Death or
Upon Termination	Termination	Retirement	Retirement(1)	Termination		Termination	(Change in Control)		Disability
Compensation:
Base Salary ($300,000)	$0	$0	$0	$300,000	(2)	$0	$600,000	(3)	$0
Short-term Incentive	$0	$0	$0	$0		$0	$0		$0
Long-term Incentives Restricted Stock
Unvested and Accelerated	$0	$0	$0	$245,500	(4)	$0	$245,500	(4)	$245,500	(4)
Benefits and Perquisites:
Post-Retirement Health & Insurance Continuation (PRH&IC)	$0	$0	$0	$0		$0	$17,960	(5)	$0

Total	$0	$0	$0	$545,500		$0	$863,460		$245,500

(1)	Under our retirement policies, Mr. Cellon was not eligible for retirement on December 31, 2010.

(2)	Under the Management Severance Plan for Executives, Mr. Cellon would be entitled to an amount equal to his annual base compensation.

(3)	Under our Management Severance Plan for Executives, Mr. Cellon would be entitled to a payment equal to two times the sum of (i) the greater of his base compensation immediately before the change in control or on the date of separation from service and (ii) the largest cash bonus he received in the thirty-six months before the change in control or on the date of separation from service. He did not receive a cash bonus in the thirty-six months before December 31, 2010.

(4)	Under the award agreements whereby Mr. Cellon was awarded shares of restricted stock, the vesting of 25,000 of those shares would be accelerated.

(5)	Under our Management Severance Plan for Executives, Mr. Cellon would be entitled to continued coverage for twelve months for himself and his eligible dependents for health and dental insurance and continued life insurance coverage for twelve months for himself.
     Employment Agreements. We have entered into employment agreements with the following named executive officers: Robert R. Harl and Van A. Welch. Arlo B. DeKraai had an employment agreement with us until his retirement on February 28, 2010.
     Robert R. Harl. We entered into an employment agreement with Mr. Harl on January 20, 2006, as amended June 16, 2006, January 15, 2008, and March 23, 2010. The agreement was amended and restated on December 31, 2008, to conform the agreement to the documentary requirements of Section 409A of the U.S. Internal Revenue Code. We entered into a new employment agreement with Mr. Harl in September 2010. The term of Mr. Harl’s prior employment agreement was approximately five years, commencing on January 20, 2006, and ending on December 31, 2010 (the “Prior Employment Period”). The term of Mr. Harl’s new employment agreement is approximately three years commencing on January 1, 2011 and ending on January 2, 2014 (the “New Employment Period”).
     Under his prior employment agreement, beginning January 20, 2006, through December 31, 2006, Mr. Harl earned a base salary of $500,000 per year. Such base salary increased to $600,000 for the period January 1, 2007, through December 31, 2007, to $700,000 for the period beginning January 1, 2008, through March 22, 2010, and to $900,000 beginning March 23, 2010, through the end of the Prior Employment Period, although Mr. Harl refused to accept the most recent salary increase through the end of the Prior Employment Period.
     Additionally, Mr. Harl was entitled to earn a cash bonus of up to:
•	100 percent of his base salary (or $500,000) for 2006,

•	125 percent of his base salary (or $750,000) for 2007, and

•	150 percent of his base salary (or $1,050,000) for 2008, 2009 and 2010, if certain net income target performance objectives approved by the Board of Directors were achieved. The net income target performance goal was generally defined as the line item designated as such in our annual budget for the year 2006, 2007, 2008, 2009 and 2010, respectively, as approved by the Board of Directors for the relevant year, before deducting any net income performance bonuses payable to Mr. Harl and/or otherwise to employees.
     Under the terms of his prior agreement, Mr. Harl was granted stock options and awarded shares of restricted stock under our 1996 Stock Plan and our 2010 Stock Plan as follows:
•	On January 20, 2006, non-qualified stock options for 100,000 shares, with vesting to occur in five equal annual installments on December 31 of 2006, 2007, 2008, 2009 and 2010;

•	On January 20, 2006, 50,000 shares of restricted stock, with vesting to occur in five equal annual installments on December 31 of 2006, 2007, 2008, 2009 and 2010;

•	On January 1, 2007, 100,000 shares of restricted stock, of which 10,000 shares vest as of the date of issuance and vesting for the remaining shares to occur in four equal installments on December 31 of 2007, 2008, 2009 and 2010;

•	On January 1, 2008, 50,000 shares of restricted stock, with vesting to occur in three equal installments on December 31 of 2008, 2009 and 2010;

•	On January 1, 2009, 50,000 shares of restricted stock, with vesting to occur in two equal installments on December 31 of 2009 and 2010; and

•	On January 1, 2010, 50,000 shares of restricted stock, with full vesting to occur on December 31, 2010.
     In the event Mr. Harl’s employment was terminated by us without cause, or due to a constructive discharge, or due to a change in control after December 31, 2006, under his prior employment agreement he would have been entitled, among other things, to:
•	continue receiving his base salary during the remainder of the Prior Employment Period, and

•	the maximum available amount of his unearned bonuses as if he had satisfied the performance goals for each of the uncompleted years remaining in the Prior Employment Period at the time of termination.
If Mr. Harl had voluntarily resigned or been terminated by us for cause, he would have received, among other things, his base salary through the date of termination and no cash bonuses for any years remaining in the Prior Employment Period that had not yet ended as of the date of termination. If termination occurred by reason of Mr. Harl’s death or disability, he or his beneficiaries, as the case may be, would have received, among other things:
•	his base salary through the date of death or termination, and

•	the maximum amount available for a cash bonus in the year of his death or termination by reason of disability as if he had satisfied the performance goals for such year (but not for later years during the Prior Employment Period).
In such cases, after December 31, 2006, Mr. Harl would also have been entitled to such benefits as are provided under our severance plan, if any; provided, however, that the value of any compensation and/or benefits payable under the severance plan are not duplicative of any amounts paid under the prior employment agreement, and such amounts payable under the severance plan would have been offset against the value of any compensation or benefits payable to him under the agreement, and vice versa. In such cases other than voluntary resignation or termination by us for cause, Mr. Harl was further entitled to immediate vesting of the awards of restricted stock and stock options described above.
     Pursuant to the prior employment agreement, during the Prior Employment Period and for a period of one year thereafter, Mr. Harl was prohibited from competing with our business or the businesses of our affiliates.
     Effective January 1, 2011, Mr. Harl’s new employment agreement replaces and supersedes the prior employment agreement. In addition, effective January 1, 2011, Mr. Harl will no longer participate in the Willbros Group, Inc. Severance Plan, and his rights with respect to severance benefits are governed exclusively by the terms of the new employment agreement.
     Pursuant to his new employment agreement, Mr. Harl will earn a base salary of $900,000 for each of the calendar years 2011, 2012 and 2013 (with respect to each calendar year, a “Base Salary”).

     The new employment agreement also provides that Mr. Harl will be eligible to receive an annual cash bonus. The target annual cash bonus payable is 100 percent of his Base Salary, if certain target performance metrics are met, and 150 percent of his Base Salary, if the maximum level with respect to each performance metric is achieved.
     The new employment agreement provides that Mr. Harl may also be granted performance-based long-term incentive compensation, which may be made under the 2010 Stock Plan in the form of cash, restricted stock, restricted stock units or in any other form allowed by the 2010 Stock Plan. The target annual long-term incentive awards are $4 million and the maximum annual long-term incentive awards are $8 million. If earned, the target annual long-term incentive awards will vest in three equal annual installments beginning on March 15, 2012, with respect to the 2011 award, March 15, 2013, with respect to the 2012 award, and March 15, 2014, with respect to the 2013 award. If Mr. Harl voluntarily resigns prior to January 1, 2014, other than for good reason, or if his employment is terminated for cause, he would forfeit any unvested annual long-term incentive awards. If Mr. Harl resigns at any time after January 1, 2014, he would receive any unpaid portion of the prior annual long-term incentive awards as originally scheduled.
     If Mr. Harl’s employment is terminated other than for cause at any time during the period beginning three months prior to a change in control of the Company and ending three years after a change in control of the Company has occurred, or if Mr. Harl resigns for good reason at any time during the period beginning three months prior to a change in control of the Company and ending 18 months after a change in control of the Company has occurred, he will be entitled to severance compensation:
•	equal to 300 percent of his highest annual base salary during the 36 months preceding his termination;

•	equal to 300 percent of his greatest annual cash bonus received during the 36-month period ending on the earlier of the date of the change in control or his termination;

•	equal to the aggregate annual incentive plan target opportunity that could have been earned under the Company’s management incentive compensation program and in respect of any long-term incentive awarded in the year in which the termination of employment occurs, prorated for the amount of time served in the year in which the termination occurs; and

•	that provides full vesting of all of his outstanding stock options, restricted stock awards and other equity-based and cash incentive awards.
     In the absence of a change in control, if Mr. Harl’s employment is terminated other than for cause, or if Mr. Harl resigns for good reason, he will be entitled to:
•	payment of his Base Salary for the remainder of the New Employment Period, or, if the termination occurs at a time when the remainder of the New Employment Period is less than 12 months, a lump sum payment equal to 100 percent of his Base Salary;

•	a cash bonus based on the extent of achievement of the performance goals during the months worked by Mr. Harl for the year in which the termination occurs; and

•	full vesting of all of his outstanding stock options, restricted stock awards and other equity-based and cash incentive awards.
     The new employment agreement provides that, if the payments and benefits otherwise required under the employment agreement would constitute a “parachute payment” under the U.S. Internal Revenue Code, then the payments and benefits will be reduced so that no portion of the amounts received by Mr. Harl will be subject to the excise tax imposed under Section 4999 of the U.S. Internal Revenue Code.

     During the New Employment Period and for a period of one year thereafter, Mr. Harl is prohibited from competing with the Company or its affiliates.
     In connection with the execution and delivery of the new employment agreement, Mr. Harl also entered into a letter agreement with us. Under the letter agreement, if certain terms and condition set forth in the letter agreement are met, Mr. Harl will receive 86,108 shares of common stock of the Company (the “Retention Shares”) under the 2010 Stock Plan. The Company is required to grant and deliver the Retention Shares to Mr. Harl (a) not later than March 15, 2014, if (i) Mr. Harl remains employed by the Company on December 31, 2013, or (ii) Mr. Harl’s employment has been terminated as a result of his disability or without cause between January 1, 2011, and December 31, 2013, whether or not following or in connection with a change in control, or pursuant to a resignation for good reason whether or not pursuant to a change in control; or (b) in the event Mr. Harl dies between January 1, 2011, and December 31, 2013, to Mr. Harl’s spouse, if living (if not, to his estate), not later than the 15th day of the third month after the end of the year in which he dies. If Mr. Harl’s employment with the Company terminates prior to December 31, 2013, as a result of his voluntary termination (except for a resignation for good reason) or his involuntary separation from service for cause, Mr. Harl will not be entitled to receive any of the Retention Shares.
     Van A. Welch. We entered into an employment agreement with Mr. Welch on August 28, 2006. The agreement was amended and restated on December 31, 2008, to conform the agreement to the documentary requirements of Section 409A of the U.S. Internal Revenue Code. The term of the agreement is five years, commencing on August 28, 2006, and ending on August 27, 2011 (the “Welch Employment Period”). During the Welch Employment Period, Mr. Welch will earn a base salary of $350,000 per year. Mr. Welch is eligible for increases in such base salary during the Welch Employment Period.
     Additionally, Mr. Welch is eligible for bonus consideration annually at the sole discretion of the Board of Directors. The maximum annual bonus for which Mr. Welch is eligible is an amount equal to 125 percent of his base salary.
     Under the terms of the agreement, Mr. Welch has been granted stock options and awarded shares of restricted stock under our 1996 Stock Plan and our 2010 Stock Plan as follows:
•	On August 28, 2006, non-qualified stock options for 50,000 shares, with vesting to occur in four equal annual installments on August 28 of 2007, 2008, 2009 and 2010;

•	On August 28, 2006, 40,000 shares of restricted stock, with vesting to occur in two equal installments on January 1 of 2007 and 2008;

•	On August 28, 2007, 25,000 shares of restricted stock, with vesting to occur in approximately three equal annual installments on August 28 of 2008, 2009 and 2010;

•	On August 28, 2008, 25,000 shares of restricted stock, with vesting to occur in approximately three equal annual installments on August 28 of 2009, 2010 and 2011;

•	On August 28, 2009, 25,000 shares of restricted stock, with vesting to occur in two equal annual installments on August 28 of 2010 and 2011; and

•	On August 28, 2010, 25,000 shares of restricted stock, with full vesting to occur on August 28, 2011.
     Pursuant to the agreement, in the event Mr. Welch’s employment is terminated by us without cause, or due to a constructive discharge or due to a change in control he will be entitled, among other things, to:
•	continue receiving his base salary during the remainder of the Welch Employment Period, and

•	the maximum available amount of his unearned bonuses for which he is eligible as if he had satisfied the performance goals, if any, for each of the uncompleted years remaining in the Welch Employment Period at the time of termination.
If Mr. Welch voluntarily resigns or is terminated by us for cause, he will receive, among other things, his base salary through the date of termination and no cash bonuses for any years remaining in the Welch Employment Period that have not yet ended as of the date of termination. If termination occurs by reason of Mr. Welch’s disability or death, he or his beneficiaries, as the case may be, will receive, among other things:
•	his base salary through the date of termination by reason of disability or death, and

•	the maximum amount available for a cash bonus for which he is eligible in the year of his termination or death as if he had satisfied the performance goals, if any, for such year (but not for later years during the Welch Employment Period).
In such cases, Mr. Welch is also entitled to such benefits as are provided under our severance plan, if any; provided, however, that the value of any compensation and/or benefits payable under the severance plan shall not be duplicative of any amounts paid under the agreement, and such amounts payable under the severance plan shall be offset against the value of any compensation or benefits payable to him under the agreement, and vice versa. In such cases other than voluntary resignation or termination by us for cause, Mr. Welch is further entitled to immediate vesting of the awards of restricted stock and stock options described above.
     Pursuant to the agreement, during the Welch Employment Period, Mr. Welch will not compete with our business or the businesses of our affiliates.
     Arlo B. DeKraai. We entered into an employment agreement with Mr. DeKraai on November 20, 2007, as amended December 30, 2008. The term of the agreement is three years, commencing on November 20, 2007, and ending on November 19, 2010 (the “DeKraai Employment Period”). On February 28, 2010, Mr. DeKraai retired and his employment ended. During the DeKraai Employment Period, until adjusted by the mutual agreement of Mr. DeKraai and the Company, Mr. DeKraai earned a base salary of $330,200 per year.
     Additionally, Mr. DeKraai was eligible for participation in our Management Incentive Compensation Plan.
     Under the terms of the agreement, following our 2008 annual meeting of stockholders, Mr. DeKraai was awarded 25,000 shares of restricted stock under our 1996 Stock Plan, all of which were originally scheduled to vest on November 20, 2010. Pursuant to his separation agreement, the vesting of these shares was accelerated to his February 28, 2010 retirement date.
     Pursuant to the agreement, in the event Mr. DeKraai’s employment was terminated by us without cause, he would have been entitled to continue receiving his base salary during the remainder of the DeKraai Employment Period.
     If Mr. DeKraai voluntarily resigned or was terminated by us for cause, he would have received his base salary through the date of termination. If termination occurred by reason of Mr. DeKraai’s death or total disability, he would have received his base salary through the date of termination, and all restrictions would have lapsed on the 25,000 share restricted stock award.
     Pursuant to the agreement, during the DeKraai Employment Period, Mr. DeKraai was prohibited from competing with our business and the businesses of our affiliates.
     Separation Agreement. In connection with Mr. DeKraai’s retirement on February 28, 2010 (the “DeKraai termination date”), we entered into a separation agreement and release effective on the termination date. Mr. DeKraai is continuing in his role as a member of our Board of Directors. Under the separation agreement, Mr. DeKraai received (i) a lump sum separation payment in the amount of $300,000, (ii) payment of all unused vacation accrued as of the DeKraai termination date, and (iii) continued medical coverage for Mr. DeKraai and his eligible dependents until November 30, 2010. The separation agreement provides that Mr. DeKraai will not be entitled to accrual of any further benefits or payments under any of our other plans, other than any vested benefit under any pension or retirement plan sponsored by us. Mr. DeKraai began receiving compensation as a non-employee member of the Board of Directors beginning December 1, 2010; however, under the separation agreement, Mr. DeKraai declined the initial award of shares of our restricted stock that would otherwise be awarded to a new non-employee director under the terms of our 2006 Director Restricted Stock Plan. The separation agreement also provided for the accelerated vesting on the DeKraai termination date of 38,193 shares of restricted stock previously granted to Mr. DeKraai under our 1996 Stock Plan. Under the separation agreement, Mr. DeKraai agreed that for so long thereafter as he is a member of the Board of Directors, he will not compete with us or any of our affiliates, or solicit any employee of us or any of our affiliates who was actively employed by us or any of our affiliates during the period of Mr. DeKraai’s employment with us. All payments made pursuant to the separation agreement are subject to applicable withholding taxes. Under the separation agreement, Mr. DeKraai gave us a release containing customary terms and conditions.
     Executive Severance Plan. During 2010, Messrs. Harl and Welch were participants in our severance plan, as amended and restated effective September 25, 2003, and as further amended on December 31 2008 (the “Executive Severance Plan”). Beginning January 1, 2011, Mr. Harl’s rights with respect to severance benefits are governed by his new employment agreement, and Mr. Welch is the only participant in the Executive Severance Plan. The initial term of the Executive Severance Plan ended on December 31, 2006. On the last day of such initial term, and on each successive anniversary of such date, the term of the plan is extended automatically for an additional successive one-year term, unless we give notice to the participants that no such extension shall occur. We have not given such notice and thus the plan has been extended. However, we expect to terminate the plan effective December 31, 2011.
     The Executive Severance Plan provides that a participant whose employment is terminated other than for cause by us when a change in control of us is imminent or within three years after a change in control of us has occurred, will be entitled to severance compensation:
•	equal to 300 percent of the participant’s annual base compensation;

•	equal to 300 percent of the participant’s greatest annual cash bonus received during the 36-month period ending on the date of the change in control;

•	equal to the aggregate annual incentive plan target opportunity that could have been earned in the year in which termination of employment occurs;

•	that provides full vesting of all of the participant’s outstanding stock options, restricted stock awards and other equity-based awards; and

•	that extends the participant’s and his dependents’ coverage under the benefit plans for 24 months.
     The Executive Severance Plan also provides that a participant who voluntarily terminates his employment due to:
•	reduction of compensation or other benefits, including incentive plans,

•	reduction in scope of the participant’s authorities, duties, or title, or

•	material change in the location of the participant’s principal place of employment by us, when a change in control of us is imminent or within 18 months after a change in control of us has occurred, will be entitled to a severance payment equal to the same severance compensation discussed above applicable to the entitlement provided by termination of employment by us other than for cause.
     Finally, the Executive Severance Plan provides that a participant whose employment is terminated by us other than for cause prior to a change in control of us will be entitled to a severance payment equal to 100 percent of his base salary then in effect. A participant who receives a severance payment under the Executive Severance Plan will be subject to either a one year or two year competition restriction depending on the basis for the termination. All taxes on severance payments made under the Executive Severance Plan are the participant’s responsibility; provided, however, the Executive Severance Plan provides that the participant is entitled to receive a payment in an amount sufficient to make the participant whole for an excise tax on excess parachute payments imposed under Section 4999 of the U.S. Internal Revenue Code.
     Management Severance Plan. In October 2010, the Committee approved and recommended, and the Board adopted, the Willbros Group, Inc. 2010 Management Severance Plan for Executives (the “Management Severance Plan”). All of our executive officers, other than Messrs. Harl and Welch, are participants in the Management Severance Plan. The initial term of the Management Severance Plan ended on December 31, 2010. On the last day of the initial term, and on each successive anniversary of such date, the term of the Plan is extended automatically for an additional successive one-year term, unless we give notice to the participants that no such extension shall occur.
     The Management Severance Plan provides that a participant whose employment is terminated other than for cause by the Company or who voluntarily terminates his employment for “good reason” within one year after a change in control of the Company has occurred, shall be entitled to severance compensation equal to:
•	200 percent of the greater of the participant’s base compensation in effect immediately prior to the date of the change in control or the participant’s base compensation in effect on the date of the termination of employment;

•	200 percent of the participant’s greatest annual cash bonus received during the 36-month period ending on the date of the change in control;

•	the aggregate annual incentive plan target opportunity that could have been earned in the year in which the termination of employment occurs, prorated for the amount of time served in the year in which the termination occurred;

•	the actual cost incurred by the participant for health continuation coverage for a period of 12 months from the date of termination, less the cost the participant would have incurred for comparable coverage if the participant had remained an employee of the Company; and

•	the participant’s cost for life insurance benefits, for a period of 12 months following termination of employment, under life insurance benefit plans maintained by the Company immediately prior to the participant’s termination.
     “Good reason” means, generally, a reduction in the participant’s annual base compensation, a relocation of the participant’s place of employment by 50 or more miles, a significant reduction in the nature or scope of a participant’s authorities or duties or a successor company’s failure to honor the Plan.
     The Management Severance Plan provides that a participant whose employment is terminated other than for cause by the Company prior to a change in control shall be entitled to severance compensation equal to 100% of the participant’s base salary in effect on the date of the termination of employment.
     The Management Severance Plan provides that if the payments and benefits otherwise required under the plan would constitute an “excess parachute payment” under the U.S. Internal Revenue Code,

then the payments and benefits will be reduced so that no portion of the amounts received by a participant will be subject to the excise tax imposed under Section 4999 of the U.S. Internal Revenue Code.
     During the term of the Management Severance Plan and for a period of one year following the termination of employment of a participant, regardless of the reason for the termination, such participant is prohibited from, among other things, competing with the businesses of the Company or its affiliates, causing or attempting to cause any employee, director or consultant of the Company or its affiliates to terminate his relationship with the Company or such affiliate, or soliciting business from established customers of the Company or such affiliate. The Management Severance Plan also requires, among other things, a participant to keep the Company’s trade secrets and proprietary information confidential, restricts the participant from disparaging or criticizing the Company and restricts the Company from disparaging or criticizing the participant.
     1996 Stock Plan. All outstanding awards under our 1996 Stock Plan, regardless of any limitations or restrictions, become fully exercisable and free of all restrictions, in the event of a change in control of us, as defined in such plan.
     2010 Stock Plan. Under our 2010 Stock Plan, all outstanding awards become fully exercisable and free of all restrictions, and, in the case of performance-based awards, the target payout opportunity shall be deemed to be fully earned, in the event of a change of control of us, as defined in such plan, unless otherwise provided in the award agreement or specifically prohibited by law or by the rules and regulations of any national securities exchange. However, no accelerated vesting, lapsing of restrictions or payment of awards will occur if the Compensation Committee reasonably determines in good faith before the occurrence of a change of control that the award will be honored or assumed, or new rights substituted for the award by any successor, and the alternative award:
•	will be based on stock that will be publicly traded in any established U.S. trading market;

•	provides the participant with rights and terms that are substantially equivalent or superior to the rights and terms of the existing award;

•	will have at least substantially equivalent economic value to the existing award; and

•	provides for accelerated vesting if the participant is terminated without cause or constructively terminated within one year after the change of control.
Compensation Committee Interlocks and Insider Participation
     During 2010, the Compensation Committee was composed of Robert L. Sluder, William B. Berry, Edward J. DiPaolo and Alan B. Levande (appointed July 8, 2010), all of whom are independent directors. During 2010, none of our executive officers served on the board of directors or on the compensation committee of any other entity who had an executive officer that served either on our Board of Directors or on the Compensation Committee.
     Alan B. Levande, a member of the Compensation Committee of the Board of Directors, is an officer but not an employee of TPF II ETG. TPF II, L.P., a private equity fund, is the parent entity of TPF II ETG. We refer to TPF II, L.P., TPF II ETG and any other entity in the consolidated group with them as the “TPF II Consolidated Group.” We performed services, including midstream natural gas construction services, for the TPF Consolidated Group for which we received approximately $10.9 million in payments during fiscal 2010, and we continue to perform services for the TPF Consolidated Group in fiscal 2011. Subsequent to the addition of Mr. Levande to the Board of Directors in July 2010, the Audit Committee, with Mr. Lonergan (who is also an officer of TPF II ETG) abstaining, ratified the transactions with the TPF II Consolidated Group in compliance with the Audit Committee charter provisions for review, approval or ratification of related person transactions.

DIRECTOR COMPENSATION
     In setting non-employee director compensation, the Compensation Committee recommends the form and amount of compensation to the Board of Directors and the Board of Directors makes the final determination. In considering and recommending the compensation of non-employee directors, the Compensation Committee considers such factors as it deems appropriate, including historical compensation information, level of compensation necessary to attract and retain non-employee directors meeting our desired qualifications and market data. The Compensation Committee retained Mercer beginning in 2009 to provide market information on non-employee director compensation, including annual board and committee retainers, board and committee meeting fees, committee chairman fees, stock-based compensation and total compensation. In addition, Mercer also provided market information on the number of independent directors, number and types of committees, number of board and committee meetings, and types of equity vehicles used based on competitive peer group practices. Mercer compared each element of compensation against a peer group of publicly-traded companies using data collected from proxy statement filings and several industry compensation surveys. For purposes of setting 2010 director compensation, the Mercer market data was presented in December 2009.
Cash Compensation
     Non-employee directors are compensated as follows:
•	the Chairman of the Board of Directors, if a non-employee director, receives an annual retainer fee of $150,000;

•	each non-employee director, other than the Chairman of the Board, receives an annual retainer fee of $75,000;

•	each non-employee director receives a fee of $1,500 for each Board meeting attended;

•	each non-employee director receives a fee of $1,500 for each committee meeting attended on which he serves;

•	the chair of the Audit Committee of the Board receives an annual retainer fee of $20,000; and

•	the chair of each other committee of the Board receives an annual retainer fee of $5,000.
     For 2009 and 2010, the Board of Directors suspended the payment of all meeting fees for Board and Committee meetings in order to reduce Board expenses to help the Company curb its costs due to the economic uncertainties in the oil and gas industry.
     Employee directors are not paid for their services as directors. We reimburse all directors for out-of-pocket expenses incurred by them in connection with their services as directors.
Amended and Restated 2006 Director Restricted Stock Plan
     We currently have a director stock plan that generally provides for the automatic award of shares of restricted stock or the right to receive shares of our common stock (“restricted stock rights”) to our non-employee directors. A total of 250,000 shares of our common stock are available for issuance under this plan. Under this plan:
•	an initial award of shares of restricted stock in the case of a non-employee director who is a citizen or resident of the United States (a “U.S. director”) or restricted stock rights in the case of a non-employee director who is not a citizen or resident of the United States (a “Non-U.S. director”) will be made automatically to the non-employee director on the date the director is elected or appointed to the Board or otherwise becomes an outside director; and

•	an annual award of shares of restricted stock in the case of a U.S. director or restricted stock rights in the case of a Non-U.S. director will be made automatically to each non-employee director on the first business day following the annual meeting of stockholders during the period of such director’s incumbency.
     In the case of an initial award, the number of shares represented by the award will equal $30,000, divided by the fair market value of a share of our common stock on the date of the award. In the case of an annual award, the number of shares represented by the award will equal $75,000, or $150,000 in the case of the Chairman of the Board who is a non-employee director, divided by the fair market value of a share of our common stock on the date of the award. The awards are subject to transfer restrictions and forfeiture provisions, which generally lapse on the first anniversary of the date of the award. Awards held by a non-employee director that have not yet vested will become fully vested upon the occurrence of the director’s death, disability, termination of service as a director at the end of any full term to which the director is elected or a change-in-control of us (as defined in our Executive Severance Plan).

Director Compensation Table for 2010
     The following table summarizes the compensation paid by us to our directors during the year ended December 31, 2010. Messrs. Levande and Lonergan became directors on July 1, 2010.

					Change
					in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or			Incentive Plan	Compensation	All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name (1)	($)(2)	($)(3)	($)(4)	($)	($)	($)	($)
Michael J. Bayer	138,250	48,000	—	—	—	—	186,250

William B. Berry	142,000	48,000	—	—	—	—	190,000

Edward J. DiPaolo	133,250	48,000	—	—	—	—	181,250

Alan B. Levande	37,500	—	—	—	—	—	37,500

Daniel E. Lonergan	37,500	—	—	—	—	—	37,500

John T. McNabb, II	266,500	96,000	—	—	—	—	362,500

Robert L. Sluder	133,250	48,000	—	—	—	—	181,250

S. Miller Williams	153,250	48,000	—	—	—	—	201,250

(1)	Robert R. Harl is not included in this table as he was an officer and employee during 2010 and thus received no compensation for service as a director. Arlo B. DeKraai retired as an officer and employee during 2010 and became eligible to receive compensation as a non-employee member of the Board beginning December 1, 2010. Pursuant to his separation agreement, Mr. DeKraai declined this initial award of restricted stock under the 2006 Director Stock Plan. The compensation received by Mr. Harl as an officer and employee, and the compensation received by Mr. DeKraai as an officer, employee and non-employee director, is shown in the Summary Compensation Table above.

(2)	Amounts represent annual retainer fees for non-employee directors and the chairman of each committee. For 2010, the Board of Directors suspended the payment of all meeting fees for Board and Committee meetings in order to reduce Board expenses to help the Company curb its costs due to the economic uncertainties in the oil and gas industry. In addition, in connection with its decision to move the annual award of shares of restricted stock from the second Monday in January to the first business day following the Company’s Annual Meeting of Stockholders, the Board of Directors approved an increase in the cash retainer for 2010 only in the amount of $31,250, for each of the non-employee directors other than the Chairman of the Board, and $62,500 in the case of the Chairman, representing 5/12 of the annual cash retainer for all non-employee directors. Fees earned or paid in cash for 2010 also includes $27,000 for each of the non-employee directors other than the Chairman of the Board, and $54,000 for the Chairman, representing the difference between the annual value of the award to which they are entitled under the director stock plan and the actual grant date fair value of the restricted stock award for 2010.

(3)	These amounts reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The dollar amount equals the number of restricted shares granted on each date multiplied by the stock price on the corresponding date of grant. Vesting is not contingent on specific performance measures. Amounts have not been adjusted for expected forfeitures. We began granting stock awards to our non-employee directors in December 2006. As of December 31, 2010, each director has the following aggregate number of shares of restricted stock outstanding: Michael J. Bayer: 5,000; William B. Berry: 5,000; Edward J. DiPaolo: 5,000; Alan B. Levande: -0-; Daniel E. Lonergan: -0-; John T. McNabb, II: 10,000; Robert L. Sluder: 5,000; and S. Miller Williams: 5,000. On May 27, 2010, each of Messrs. Bayer, Berry, DiPaolo, Sluder, and Williams were granted an annual award of 5,000 shares of restricted stock with a grant date fair value, computed in accordance with ASC Topic 718, of $48,000, and Mr. McNabb was granted an annual award of 10,000 shares with a grant date fair value of $96,000. Messrs. DeKraai, Levande and Lonergan waived their right to receive an initial award of restricted shares under the director stock plan.

(4)	As of December 31, 2010, each director has the following aggregate number of options outstanding, all of which were granted pursuant to our 1996 Director Stock Plan and which vested in full prior to January 1, 2007: Michael J. Bayer: -0-; William B. Berry: -0-; Arlo B. DeKraai: -0-; Edward J. DiPaolo: -0-; Alan B. Levande: -0-; Daniel E. Lonergan: -0-; John T. McNabb, II: -0-; Robert L. Sluder: -0-; and S. Miller Williams: 5,000.
EQUITY COMPENSATION PLAN INFORMATION
     The following table provides information as of December 31, 2010, concerning shares of our common stock authorized for issuance under our existing equity compensation plans.

Number of
Securities
	Number of				Remaining
	Securities				Available for
	to be Issued		Weighted		Future Issuance
	Upon		Average		Under Equity
	Exercise of		Exercise		Compensation
	Outstanding		Price of		Plans
	Options,		Outstanding		(Excluding
	Warrants		Options,		Securities
	and Rights		Warrants		Reflected in
Plan Category	(a)		and Rights		Column (a))
Equity compensation plans approved by security holders	358,986	(1)	$15.28	(1)	2,004,784
Equity compensation plans not approved by security holders	—		—		—

Total	358,986		$15.28		2,004,784	(2)

(1)	Includes 131,236 shares subject to restricted stock rights. The weighted average exercise price does not take these rights into account.

(2)	Represents the total number of shares available for issuance under (a) our 2010 Stock Plan pursuant to stock options, stock appreciation rights or restricted stock or restricted stock units and (b) our 2006 Director Restricted Stock Plan pursuant to restricted stock or restricted stock rights. Of the 1,883,073 shares available for issuance under our 2010 Stock Plan, all may be awarded as restricted stock or restricted stock units. All 121,711 shares available for issuance under our 2006 Director Restricted Stock Plan may be awarded as restricted stock or restricted stock rights.
REPORT OF THE AUDIT COMMITTEE
     Securities and Exchange Commission rules require that Willbros’ proxy statement contain a report of its audit committee. The role of the Willbros Audit Committee is to assist the Board of Directors in its oversight of our financial reporting process, including the system of internal controls. Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal controls. Our independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”) is responsible for performing an independent audit of our financial statements and internal control over financial reporting in accordance with the Public Company Accounting Oversight Board standards and to issue a report thereon. The Audit Committee monitors these processes.
     In the performance of its oversight function, the Audit Committee has reviewed and discussed our audited financial statements for the fiscal year 2010 with management and Grant Thornton. Specifically, the Audit Committee has discussed with Grant Thornton matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, as currently in effect (which statement on Auditing Standards superseded Statement on Auditing Standards No. 61, Communication with Audit Committees).

     The Audit Committee has received the written disclosures and the letter from Grant Thornton required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. Additionally, the Audit Committee has discussed with Grant Thornton the issue of its independence from us and has concluded that Grant Thornton is independent.
     The Audit Committee has also discussed with our internal auditors and Grant Thornton, with and without management present, their evaluations of our internal control over financial reporting and the overall quality of our financial reporting.
     Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Securities and Exchange Commission.
THE AUDIT COMMITTEE
S. Miller Williams (Chairman)
Michael J. Bayer
Daniel E. Lonergan (appointed on July 8, 2010)
Robert L. Sluder
John T. McNabb, II
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Stockholder Agreement
     In March 2010, in connection with the acquisition of InfrastruX, we entered into a Stockholder Agreement with InfrastruX Holdings, LLC (the “Investor”), which was amended in April 2011 (as amended, the “Stockholder Agreement”). The Stockholder Agreement (i) establishes certain restrictions on transfer and resale with respect to any shares of our common stock to be beneficially owned by the Investor and any affiliate transferees of the Investor (collectively, the “Investor Group”) that agree to be bound by the provisions and entitled to the rights of the Stockholder Agreement and (ii) provides for certain corporate governance and registration rights.
     Board of Directors. The Stockholder Agreement required that, on the closing date of the acquisition (the “Closing Date”), we would increase the size of our Board of Directors from eight to ten members, and that the Board of Directors would appoint Alan B. Levande and Daniel E. Lonergan to fill the newly created vacancies (each, an “Investor Designee” and, together with any other directors who may be designated by the Investor, the “Investor Designees”). Upon the expiration of Mr. Levande’s term at the 2011 Annual Meeting, the Board will appoint Michael C. Lebens who, along with Mr. Lonergan, will serve as the Investor Designees. The Investor will be entitled to designate two Investor Designees as long as the Investor Group beneficially owns all of the shares of our common stock received in connection with the acquisition (the “Initial Shares”). After such time when the Investor Group no longer beneficially owns all of the Initial Shares, the Investor will have the right to (i) two Investor Designees, as long as the Investor Group beneficially owns at least 15% of all shares of our common stock then outstanding, excluding any issuance of shares to any former, current and future officers, directors and employees of the Company or its affiliates (“Excluded Shares”), and (ii) one Investor Designee, as long as the Investor Group beneficially owns at least 10% but less than 15% of all shares of our common stock then outstanding, excluding the Excluded Shares.
     Any Investor Designees who are designated by the Investor must qualify as independent directors under applicable New York Stock Exchange listing standards and federal securities laws and regulations, and any categorical standards for independence utilized by the Board of Directors for determining independence, and be reasonably acceptable to the Nominating/Corporate Governance Committee of the

Board. For as long as the Investor is entitled to designate at least one person to the Board of Directors, the Stockholder Agreement provides that the Company will not increase or decrease the size of the Board without the approval of each of the Investor Designees.
     Voting Provisions. The Stockholder Agreement provides that, as long as the Investor Group is entitled to designate one Investor Designee, the Investor Group will vote all of its shares of Company common stock in support of the Board of Directors’ slate of directors, and be present, in person or by proxy, at all meetings of stockholders of the Company so that all of the shares beneficially owned by the Investor Group may be counted for purposes of determining the presence of a quorum. The Investor also agreed that no member of the Investor Group will grant any proxies with respect to the shares of our common stock owned by it, other than to us, our designee or another member of the Investor Group, or deposit any shares of our common stock into a voting trust or subject any of such shares to any similar arrangement, other than with respect to another member of the Investor Group.
     Standstill Provisions. Pursuant to the Stockholder Agreement, until the date that is six months after the date on which the Investor is no longer entitled to designate at least one Investor Designee, the Investor has agreed that neither it nor any member of the Investor Group will directly or indirectly acquire or agree to acquire any shares of our common stock that would result in an increase in the percentage interest held by the Investor Group above the percentage held by the Investor Group on the Closing Date. In addition, the Investor agreed that neither it nor any member of the Investor Group will take certain actions, including the solicitation of proxies to vote in any election contest with respect to the Company or initiate or induce any other person to initiate any stockholder proposal.
     Transfer Restrictions. Under the Stockholder Agreement, transfer restrictions apply to the Investor Group until it no longer beneficially owns 5% or more of the then-outstanding shares of our common stock. Transfers by the Investor Group other than to affiliates who agree to be bound by the Stockholder Agreement are prohibited during the first 180 days after the Closing Date. During the period between 180 days and one year after the Closing Date, the Investor Group may sell up to $50,000,000 of our common stock in the aggregate (based on the prices at which such shares are sold by the Investor Group, net of selling commissions), and may freely sell any of their shares after one year, provided that, except as otherwise provided in the Stockholder Agreement, the Investor Group may not sell, in one transaction or a series of related private transactions, more than 4.99% of the then-outstanding shares of our common stock to any one person or group, or any shares to any person or group known to own 5% or more of the then-outstanding shares of our common stock (except in multiple open market transactions).
     Registration Rights. We have agreed to file a registration statement with the SEC which will be available for the resale of all shares of common stock acquired by the Investor in the acquisition (the “Investor Shares”), and to use our best efforts to have the registration statement declared effective by the SEC within 180 days after the completion of the acquisition. The Investor Group may elect to sell shares under such registration statement in an underwritten public offering. In addition, the Stockholder Agreement provides the Investor Group with certain “piggyback” registration rights, pursuant to which the Investor Group may elect to participate in an underwritten public offering of our common stock initiated by us or another Willbros stockholder.
Transactions with Related Persons
     Daniel E. Lonergan, Alan B. Levande and Michael C. Lebens are officers but not employees of TPF II ETG. TPF II, L.P., a private equity fund, is the parent entity of TPF II ETG. We refer to TPF II, L.P., TPF II ETG and any other entity in the consolidated group with them as the “TPF II Consolidated Group.” We performed services, including midstream natural gas construction services, for the TPF Consolidated Group for which we received approximately $10.9 million in payments during fiscal 2010, and we continue to perform services for the TPF Consolidated Group in fiscal 2011. Subsequent to the addition of Messrs. Lonergan and Levande to the Board of Directors in July 2010, the Audit Committee, with Mr. Lonergan abstaining, ratified the transactions with the TPF II Consolidated Group in compliance with the Audit Committee charter provisions for review, approval or ratification of related person transactions discussed below.

Review, Approval or Ratification of Transactions with Related Persons
     Our Audit Committee Charter provides that our Audit Committee shall review and approve or ratify any transaction between us and a related person, which is required to be disclosed under the rules of the Securities and Exchange Commission. For purposes of this requirement, the terms “transaction” and “related person” have the meanings contained in Item 404 of Regulation S-K. In the course of its review and approval or ratification of a transaction, the Audit Committee will consider:
•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction;

•	the significance of the transaction to the related person;

•	the significance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Committee deems appropriate.
Any Audit Committee member who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting such approval or ratification; provided, however, that such member may be counted in determining the presence of a quorum at a meeting of the Audit Committee which considers the transaction.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10 percent of our common stock, to report their initial ownership of the common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange, and to furnish us with a copy of each such report. The Securities and Exchange Commission regulations impose specific due dates for such reports, and we are required to disclose in this proxy statement any failure to file by these dates during and with respect to fiscal 2010.
     To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during and with respect to fiscal 2010, except as previously reported in our proxy statement for the 2010 Annual Meeting of the Stockholders, all Section 16(a) filing requirements applicable to our officers, directors and more than 10 percent stockholders were complied with. With respect to fiscal 2011, each of Jerrit M. Coward and James L. Gibson inadvertently filed one late report covering one transaction pertaining to fiscal 2011.
OTHER MATTERS
Matters Which May Come Before the Annual Meeting
     The Board of Directors knows of no matters other than those described in this proxy statement which will be brought before the Annual Meeting for a vote of the stockholders. If any other matters properly come before the Annual Meeting for a stockholder vote, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

Proposals of Stockholders
     Proposals of stockholders intended to be presented at our 2012 Annual Meeting of Stockholders and included in our proxy statement and form of proxy relating to the meeting, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must be received at our principal executive offices, Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027, on or before December 27, 2011, to be considered for inclusion in our proxy statement and accompanying proxy for that meeting.
     In accordance with our Bylaws, in order to nominate a candidate for election as a director or properly bring other business before the 2012 Annual Meeting of Stockholders, a stockholder’s notice of the matter the stockholder wishes to present must be delivered to our Corporate Secretary at the following address: Corporate Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to Rule 14a-8 under the Securities Exchange Act of 1934) must be received no earlier than January 24, 2012, and no later than February 23, 2012.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 23, 2011:
     Stockholders may view this proxy statement, our form of proxy and our 2010 Annual Report to Stockholders over the Internet by accessing our website at http://www.willbros.com. Information on our website does not constitute a part of this proxy statement.

By Order of the Board of Directors,

Lori Pinder
Corporate Secretary
April 25, 2011
Houston, Texas

EXHIBIT A
CATEGORICAL STANDARDS UTILIZED BY BOARD OF DIRECTORS
WHEN DETERMINING DIRECTOR INDEPENDENCE
     A Director will not be independent if:
     (i) The Director is, or has been within the last three years, an employee of the Company;
     (ii) An immediate family member of the Director is, or has been within the last three years, an executive officer of the Company;
     (iii) The Director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not in any way contingent on continued service);
     (iv) The Director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; the Director is a current employee of such a firm; the Director has an immediate family member who is a current employee of such a firm who personally works on the Company’s audit; or the Director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;
     (v) The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;
     (vi) The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or two percent of such other company’s consolidated gross revenue; or
     (vii) The Director serves as an executive officer of a tax exempt organization that has received, within the preceding three years, contributions in any single fiscal year from the Company to the organization that exceeded the greater of $1,000,000 or two percent of such tax exempt organization’s consolidated gross revenue.
     For purposes of the above standards, the term “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who share such person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce or those who have died or become incapacitated.
     Unless otherwise determined by the Board of Directors, a Director will also not be considered to be independent if the Director has any other relationship or transaction that is required to be disclosed in the Company’s Proxy Statement pursuant to Rule 404 of Regulation S-K.

A-1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date. INTERNET http://www.proxyvoting.com/wg Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. OR WILLBROS GROUP, INC. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. 93426 FOLD AND DETACH HERE THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO Please mark your votes as X DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN PROPOSAL 1, FOR PROPOSAL 2 AND FOR indicated in this example THE OPTION OF 1 YEAR ON PROPOSAL 3. 1. ELECTION OF DIRECTORS FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN Nominees for Class III Directors: 2. Advisory vote to approve named executive officer 1.1 William B. Berry compensation. 1.2 Arlo B. DeKraai 1 YEAR 2 YEARS 3 YEARS ABSTAIN 3. Advisory vote on frequency of advisory vote on 1.3 Daniel E. Lonergan compensation of named executive officers. 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments thereof. Mark Here for Address Change or Comments SEE REVERSE NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature Signature Date , 2011

You can now access your Willbros Group, Inc. account online. Access your Willbros Group, Inc. account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for Willbros Group, Inc., now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment. FOLD AND DETACH HERE WILLBROS GROUP, INC. This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders to be held May 23, 2011 The undersigned hereby appoints Van A. Welch and Michael W. Collier, and each of them, with full power of substitution, as proxies to represent and vote all of the shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Willbros Group, Inc. to be held on the 23rd day of May, 2011, at 9:00 a.m., local time, at the Junior League of Houston, 1811 Briar Oaks Lane, Houston, TX 77027, and at any and all adjournments thereof, on all matters coming before said meeting. PLEASE MARK, SIGN AND DATE THE PROXY ON THE OTHER SIDE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) 93426